Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated February 17, 2015

Registration No. 333-199859

INOTEK PHARMACEUTICALS CORPORATION

Update and Supplement to Preliminary Prospectus

Dated February 17, 2015

This free writing prospectus relates to the initial public offering of common stock (the “Common Stock”) and convertible senior notes (the “Notes”) of Inotek Pharmaceuticals Corporation (“Inotek”) and should be read together with the Common Stock preliminary prospectus dated January 22, 2015 (the “Common Stock Preliminary Prospectus”) and the Notes preliminary prospectus dated January 22, 2015 (the “Notes Preliminary Prospectus” and together with the Common Stock Preliminary Prospectus, the “Preliminary Prospectuses”) that are included in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-199859). The Preliminary Prospectuses have been updated by Amendment No. 4 to the Registration Statement on Form S-1, which was filed on February 17, 2015. A copy of the most recent preliminary prospectuses included in Amendment No. 4 to the Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1281895/000119312515050654/d780115ds1a.htm. The following summarizes certain disclosures in the preliminary prospectuses included in Amendment No. 4 to the Registration Statement that update the information contained in the Preliminary Prospectuses.

The disclosure set forth in the Registration Statement under “Explanatory Note” has been updated in its entirety to read as set forth on Exhibit A.

The Common Stock Preliminary Prospectus cover-page has been updated in its entirety to read as set forth on Exhibit B.

The disclosure set forth in the Common Stock Preliminary Prospectus relating to the estimated initial public offering price has been updated to reflect that we now expect that the initial public offering price of our common stock will be $6.00 per share.

The lead-in paragraph to the Common Stock Preliminary Prospectus section entitled “Prospectus Summary” has been updated in its entirety to read as set forth on Exhibit C.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Prospectus Summary – The Offering” has been updated in its entirety to read as set forth on Exhibit D.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Prospectus Summary – Summary Financial Data” has been updated in its entirety to read as set forth on Exhibit E.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Risk Factors – Risks Related to Our Financial Position and Need for Additional Capital – We will need to obtain additional financing to fund our operations and, if we are unable to obtain such financing, we may be unable to complete the development and commercialization of our primary product candidates” has been updated in its entirety to read as set forth on Exhibit F.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Risk Factors – Risks Related to Our Financial Position and Need for Additional Capital – Additional capital that we may need to operate or expand our business may not be available. In addition, our agreements that govern our existing indebtedness contain covenants that restrict our ability to obtain additional capital and pursue business opportunities” has been updated in its entirety to read as set forth on Exhibit G.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Risk Factors – Risks Related to Development, Regulatory Approval and Commercialization – We have not obtained regulatory approval for any of our product candidates in the United States or in any other country” has been updated in its entirety to read as set forth on Exhibit H.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Risk Factors – Risks Related to this Offering and Ownership of Our Common Stock – Our existing principal stockholders, executive officers and directors own a significant percentage of our common stock and will be able to exert a significant control over matters submitted to our stockholders for approval” has been updated in its entirety to read as set forth on Exhibit I.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Risk Factors – Risks Related to this Offering and Ownership of Our Common Stock – If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares” has been updated in its entirety to read as set forth on Exhibit J.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Risk Factors – Risks Related to this Offering and Ownership of Our Common Stock – Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall” has been updated in its entirety to read as set forth on Exhibit K.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Risk Factors – Risks Related to the Concurrent Offering of Notes” has been updated in its entirety to read as set forth on Exhibit L.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Use of Proceeds” has been updated in its entirety to read as set forth on Exhibit M.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Capitalization” has been updated in its entirety to read as set forth on Exhibit N.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Dilution” has been updated in its entirety to read as set forth on Exhibit O.

The disclosure set forth in the Common Stock Preliminary Prospectus in the fifth paragraph under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview” has been updated in its entirety to read as set forth on Exhibit P.

The disclosure set forth in the Common Stock Preliminary Prospectus in the second paragraph under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Operating Capital Requirements” has been updated in its entirety to read as set forth on Exhibit Q.

The disclosure set forth in the Common Stock Preliminary Prospectus in the first paragraph under “Business – Development Plans – Trabodenoson” has been updated in its entirety to read as set forth on Exhibit R.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Executive Compensation – Equity Compensation Plans and Other Benefit Plans – 2014 Plan” has been updated in its entirety to read as set forth on Exhibit S.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Executive Compensation – Equity Compensation Plans and Other Benefit Plans – Employee Stock Purchase Plan” has been updated in its entirety to read as set forth on Exhibit T.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Certain Relationships and Related Party Transactions – Participation in this Offering” has been updated in its entirety to read as set forth on Exhibit U.

The disclosure set forth in the Common Stock Preliminary Prospectus in the second paragraph under “Concurrent Offering of Convertible Senior Notes” has been updated in its entirety to read as set forth on Exhibit V.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Principal Stockholders” has been updated in its entirety to read as set forth on Exhibit W.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Shares Eligible for Future Sale” has been updated in its entirety to read as set forth on Exhibit X.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Underwriting” has been updated in its entirety to read as set forth on Exhibit Y.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Underwriting – Overallotment Option to Purchase Additional Shares” has been updated in its entirety to read as set forth on Exhibit Z.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Consolidated Balance Sheets” has been updated in its entirety to read as set forth on Exhibit AA.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit” has been updated in its entirety to read as set forth on Exhibit BB.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Notes to Consolidated Financial Statements – 2. Significant Accounting Policies – Unaudited Pro Forma Presentation” has been updated in its entirety to read as set forth on Exhibit CC.

The disclosure set forth in the Common Stock Preliminary Prospectus under “Notes to Consolidated Financial Statements – 11. Subsequent Events – 2014 Plan (unaudited)” has been updated in its entirety to read as set forth on Exhibit DD.

The disclosure set forth in the back cover of the Common Stock Preliminary Prospectus has been updated in its entirety to read as set forth on Exhibit EE.

The disclosure set forth on the cover of the Notes Preliminary Prospectus has been updated in its entirety to read as set forth on Exhibit FF.

The disclosure set forth in the Notes Preliminary Prospectus under “Prospectus Summary – The Offering” has been updated in its entirety to read as set forth on Exhibit GG.

The disclosure set forth in the Notes Preliminary Prospectus under “Prospectus Summary – Summary Financial Data” has been updated in its entirety to read as set forth on Exhibit HH.

The disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – Risks Related to the Notes and Our Common Stock – The notes are effectively subordinated to our secured debt and will be structurally subordinated to the liabilities of our future subsidiaries, if any” has been updated in its entirety to read as set forth on Exhibit II.

The disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – Risks Related to the Notes and Our Common Stock” – has been updated and the following risk factor has been added: “The indenture governing the notes will contain restrictions that will limit our operating flexibility, and we may incur additional debt in the future that may include similar or additional restrictions”, as set forth on Exhibit JJ.

This disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – Risks Related to the Notes and Our Common Stock” – has been updated and the following risk factor has been added: “Subject to certain conditions and limitations, the indenture governing the notes will permit us to incur a certain amount of additional indebtedness, some of which may be secured, and will not require us to maintain financial ratios or specified levels of net worth or liquidity; if we incur substantial additional indebtedness it may adversely affect our ability to make payments on the notes”, as set forth on Exhibit KK.

The disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – Risks Related to the Notes and Our Common Stock – The accounting method for convertible debt securities that may be settled in cash could have a material effect on our reported financial results.” has been removed in its entirety.

The disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – Risks Related to the Notes and Our Common Stock – Servicing our debt requires a significant amount of cash. We may not have sufficient cash flow from our business to make payments on our debt, and we may not have the ability to repay the principal amount of the notes at maturity or to repurchase the notes upon a fundamental change, and our existing debt contains and our future debt may contain limitations on our ability to purchase the notes” has been updated in its entirety to read as set forth on Exhibit LL.

The disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – Risks Related to the Notes and Our Common Stock – The conditional conversion feature of the notes could result in your receiving less than the value of the consideration into which the notes would otherwise be convertible” has been removed in its entirety.

The disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – Risks Related to the Notes and Our Common Stock – Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall and adversely impact the trading price of the notes” has been updated in its entirety to read as set forth on Exhibit MM.

The disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – Holders of notes will not be entitled to any rights with respect to shares of our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock” has been updated in its entirety to read as set forth on Exhibit MM

The disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – Risk Related to the Notes and Our Common Stock – Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation” has been updated in its entirety to read as set forth on Exhibit OO.

The disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – The notes are not protected by restrictive covenants” has been updated in its entirety to read as set forth on Exhibit PP.

The disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – Risks Related to the Notes and Our Common Stock – The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of yours notes as a result of such transaction” has been updated in its entirety to read as set forth on Exhibit QQ.

The disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – Risk Related to the Notes and Our Common Stock –You will not receive cash payments of accrued but unpaid interest upon conversion of the notes” has been updated in its entirety to read as set forth on Exhibit RR.

The disclosure set forth in the Notes Preliminary Prospectus under “Risk Factors – Risks Related to the Notes and Our Common Stock – Our existing principal stockholders, executive officers and directors own a significant percentage of our common stock and will be able to exert a significant control over matters submitted to our stock holders for approval” has been updated in its entirety to read as set forth on Exhibit SS.

The disclosure set forth in the Notes Preliminary Prospectus under “Description of Notes” has been updated in its entirety to read as set forth on Exhibit TT.

The disclosure set forth in the Notes Preliminary Prospectus under “Certain Material U.S. Federal Income Tax Considerations for U.S. and Non-U.S. Holders of Notes” has been updated in its entirety to read as set forth on Exhibit UU.

The disclosure set forth in the Notes Preliminary Prospectus in the table of underwriters under “Underwriting” has been updated in its entirety to read as set forth on Exhibit VV.

The disclosure set forth in the Notes Preliminary Prospectus under “Underwriting – Overallotment Option to Purchase Additional Notes” has been updated in its entirety to read as set forth on Exhibit WW.

The disclosure set forth on the back cover page of the Notes Preliminary Prospectus has been updated in its entirety to read as set forth on Exhibit YY.

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (631) 274-2806, or by fax at (631) 254-7140 or from Piper Jaffray & Co. (Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924 or by e-mail at prospectus@pjc.com) or Nomura Securities International, Inc., Attention: ECM Syndicate Dept. 5th floor, 309 West 49th Street, New York, New York 10019-7316.

EXHIBIT A

EXPLANATORY NOTE

This Registration Statement contains a prospectus relating to an offering of shares of our common stock (for purposes of this Explanatory Note, the “Common Stock Prospectus”), together with a separate prospectus, or the Convertible Senior Notes Prospectus, relating to an offering of our     % Convertible Senior Notes due 2020, or the notes. The complete Common Stock Prospectus follows immediately. Following the Common Stock Prospectus are the following alternative and additional pages for the Convertible Senior Notes Prospectus:

■	front and back cover pages, which will replace the front and back cover pages of the Common Stock Prospectus;
■	pages for the “Prospectus Summary—The Offering” section, which will replace the “Prospectus Summary—The Offering” section of the Common Stock Prospectus;
■	pages for the “Risk Factors—Risks Related to the Notes and Our Common Stock” section, which will replace the “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock” and “Risk Factors—Risks Related to the Concurrent Offering of Notes” sections of the Common Stock Prospectus;
■	pages for the “Description of Notes” section, which will replace the “Concurrent Offering of Convertible Senior Notes” section of the Common Stock Prospectus;
■	pages for the “Certain Material U.S. Federal Income Tax Considerations for U.S. and Non-U.S. Holders of Notes” section, which will replace the “Certain Material U.S. Federal Income Tax Considerations For Non-U.S. Holders of Common Stock” section of the Common Stock Prospectus; and
■	pages for the “Underwriting” section, which will replace the “Underwriting” section of the Common Stock Prospectus.

In addition, the following references contained within the Common Stock Prospectus will be replaced or removed in the Convertible Senior Notes Prospectus:

■	references to “this offering” or “this offering of common stock” contained in “Use of Proceeds”, “Capitalization”, “Dilution”, “Description of Capital Stock” and “Shares Eligible for Future Sale” will be replaced with references to “the concurrent offering of our common stock” in the Convertible Senior Notes Prospectus;
■	references to “the concurrent offering of $20.0 million aggregate principal amount of our % Convertible Senior Notes due 2020, or the notes”, “the concurrent offering of notes, if completed”, and “the concurrent offering of notes” contained in “Use of Proceeds”, “Capitalization”, “Dilution”, “Description of Capital Stock” and “Shares Eligible for Future Sale” will be replaced with references to “this offering” in the Convertible Senior Notes Prospectus;
■	the third and sixth paragraphs in “Use of Proceeds” will be removed; and
■	the “Capitalization” section shall include an additional column entitled “Pro Forma As Adjusted for the Offering of Common Stock and Notes”, which in addition to the pro forma information as adjusted for the offering of common stock, will also give further effect to “this offering of the notes”.

All words and phrases similar to those specified above that appear throughout the Common Stock Prospectus will be revised accordingly to make appropriate references in the Convertible Senior Notes Prospectus.

Each of the complete Common Stock Prospectus and Convertible Senior Notes Prospectus will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act of 1933, as amended. The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes but the closing of the offering of notes is contingent upon the closing of this offering of common stock.

A-1

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

B-1

EXHIBIT B

PROSPECTUS (Subject to completion)	February 17, 2015

6,667,000 Shares

Common Stock

This is an initial public offering of shares of our common stock. We are offering 6,667,000 shares of our common stock. Prior to this offering, there has been no public market for our common stock. We intend to apply to list our common stock on The NASDAQ Global Market under the symbol “ITEK.” We expect that the initial public offering price of our common stock will be $6.00 per share.

Concurrently with this offering of common stock, we are also making a public offering of $20.0 million aggregate principal amount of our     % Convertible Senior Notes due 2020, or the notes (plus up to an additional $3.0 million principal amount of notes if the underwriters for the concurrent offering of notes exercise their overallotment option), in an underwritten offering pursuant to a separate prospectus. The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering and the listing of our common stock on The NASDAQ Global Market. We cannot assure you that the concurrent offering of notes will be completed or, if completed, on what terms it will be completed. See the section of this prospectus entitled “Concurrent Offering of Convertible Senior Notes” for a summary of the terms of the notes and a further description of the concurrent offering of notes.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to Inotek	$	$

(1)	We refer you to “Underwriting” beginning on page 170 for additional information regarding total underwriting compensation.

Certain of our existing principal stockholders and their affiliated entities have indicated an interest in purchasing an aggregate of approximately $18.0 million of shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, any of these stockholders may determine to purchase more, less or no shares in this offering, or the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders.

The underwriters may also purchase up to an additional 1,000,050 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2015.

Cowen and Company	Piper Jaffray

Canaccord Genuity	Nomura

                    , 2015

EXHIBIT C

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case appearing elsewhere in this prospectus. We are concurrently offering shares of our common stock and $ 20.0 million aggregate principal amount of our % Convertible Senior Notes due 2020, or the notes (plus up to an additional $3.0 million principal amount of notes if the underwriters for the concurrent offering of notes exercise their overallotment option). The closing of our initial public offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering and the listing of our common stock on The NASDAQ Global Market. Unless the context requires otherwise, in this prospectus the term “offering” refers to both the offering of common stock and the concurrent offering of notes. Unless otherwise stated, all references to “us,” “our,” “Inotek,” “we,” the “Company” and similar designations refer to Inotek Pharmaceuticals Corporation.

C-1

EXHIBIT D

The Offering

Common stock offered by us	6,667,000 shares

Common stock to be outstanding immediately after this offering	15,877,490 shares (16,877,540 shares if the underwriters exercise their overallotment option)

Overallotment option	1,000,050 shares

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $35.0 million, or $40.5 million if the underwriters exercise their overallotment option, based upon an assumed initial public offering price of $6.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable.

We estimate that the net proceeds to us from the concurrent offering of notes, if completed, will be approximately $18.6 million, or $21.4 million if the underwriters for the concurrent offering of notes exercise their overallotment option after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and the concurrent offering of notes to fund the continued development of our product candidates and for other general corporate purposes. We intend to repay borrowings under and terminate our existing notes payable agreements with Horizon Technology Finance Corporation and Fortress Credit Co LLC with a portion of this offering. See “Use of Proceeds.”

Concurrent offering of notes

Concurrently with this offering, we are also making a public offering of $20.0 million aggregate principal amount of notes (plus up to an additional $3.0 million principal amount of notes if the underwriters for the concurrent offering of notes exercise their overallotment option), in an underwritten offering pursuant to a separate prospectus.

This prospectus shall not be deemed an offer to sell or a solicitation of an offer to buy any of the notes offered in the concurrent offering of notes. The closing of this offering is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering of common stock and the listing of our common stock on The NASDAQ Global Market. We cannot assure you that the concurrent offering of notes will be completed or, if completed, on what terms it will be completed. See the section of this prospectus entitled “Concurrent Offering of Convertible Senior Notes” for a summary of the terms of the notes and a further description of the concurrent offering of notes.

Risk factors	You should carefully read “Risk Factors” in this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.

Proposed NASDAQ Global Market symbol	“ITEK”

Certain of our existing principal stockholders and their affiliated entities have indicated an interest in purchasing an aggregate of approximately $18.0 million in shares of our common stock in this offering at the initial public offering price. Assuming an initial public offering price of $6.00 per share, these stockholders would purchase an aggregate of approximately 3.0 million of the 6,667,000 shares offered in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, these stockholders may determine to purchase fewer shares than they have indicated an interest in purchasing or not to purchase any shares in this offering. It is also possible that these stockholders could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to any of these stockholders than the stockholders have indicated an interest in purchasing or not to sell any shares to these stockholders.

The number of shares of our common stock to be outstanding after this offering is based on 9,210,490 shares of our common stock outstanding as of September 30, 2014, which assumes the conversion of (i) all of our outstanding 25,949,333 shares of preferred stock, including all accrued and unpaid dividends thereon, into 7,857,073 shares of common stock, which will occur immediately prior to the closing of this offering, and (ii) the $2.0 million of subordinated convertible promissory notes we issued in December 2014 into 333,329 shares of common stock upon the consummation of this offering at the assumed initial public offering price of $6.00 per share, and excludes:

■	911,705 shares of common stock issuable upon the exercise of stock options at a weighted-average exercise price of $4.80 per share;

■	228,906 shares of Series AA preferred stock issuable upon the exercise of warrants outstanding, which have an exercise price of $1.529 per share, and which warrants will become exercisable for 56,408 shares of common stock at $6.204 per share upon the closing of this offering; and
■	shares of common stock, based upon the assumed initial public offering price of $6.00 per share, that would be issuable upon conversion of the notes, if issued, in the concurrent offering of notes without the application of any anti-dilution, make-whole, interest make-whole payment or other adjustments.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

■	the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur immediately prior to the closing of this offering;
■	1-for-3.39 and 1-for-1.197 reverse stock splits of our common stock and a proportional adjustment to the existing conversion ratio for each series of our redeemable convertible preferred stock, which became effective on November 26, 2014 and January 21, 2015, respectively;
■	the conversion of all of our outstanding 25,949,333 shares of preferred stock, including all accrued and unpaid dividends thereon, into 7,857,073 shares of common stock upon the closing of this offering;
■	the automatic conversion of the $2.0 million of subordinated convertible promissory notes we issued in December 2014 into 333,329 shares of common stock upon the consummation of this offering at the assumed initial public offering price of $6.00 per share;
■	no issuance or exercise of stock options or warrants after September 30, 2014;
■	no exercise by the underwriters of their option to purchase up to an additional 1,000,050 shares of common stock in this offering to cover overallotments, if any; and
■	the completion of the concurrent offering of $20.0 million aggregate principal amount of notes (assuming no exercise by the underwriters for the concurrent offering of notes of their overallotment option).

EXHIBIT E

Summary Financial Data

The summary statements of operations data for the years ended December 31, 2012 and 2013 are derived from our audited financial statements included elsewhere in this prospectus. The summary statements of operations data for the nine months ended September 30, 2013 and 2014, and the summary balance sheet data as of September 30, 2014, have been derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. The summary financial data reflects 1-for-3.39 and 1-for-1.197 reverse stock splits of our common stock and a proportional adjustment to the existing conversion ratio for each series of our redeemable convertible preferred stock, which became effective on November 26, 2014 and January 21, 2015, respectively.

You should read this summary financial data together with our audited financial statements and related notes included elsewhere in this prospectus and the information under the captions “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results, and our operating results for the nine-month period ended September 30, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2014 or any other interim periods or any future year or period.

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
(in thousands, except share and per share data)			(unaudited)
Statements of Operations Data:
Operating expenses:
Research and development	$(3,542)	$(5,330)	$(3,738)	$(4,655)
General and administrative	(2,307)	(1,324)	(1,242)	(1,337)

Loss from operations	(5,849)	(6,654)	(4,980)	(5,992)
Other income	4	3	2	–
Interest expense	(213)	(884)	(638)	(735)
Change in fair value of warrant liabilities	–	(81)	(29)	(656)

Net loss	$(6,058)	$(7,616)	$(5,645)	$(7,383)

Net loss per common share—basic and diluted	$(8.04)	$(10.05)	$(7.14)	$(10.30)

Weighted-average common shares outstanding—basic and diluted	1,016,467	1,018,183	1,017,541	1,020,088

Pro forma net loss per common share—basic and diluted (unaudited)(1)		$(1.41)		$(1.25)

Pro forma weighted-average common shares outstanding—basic and diluted (unaudited)		7,248,378		8,413,839

	As of September 30, 2014
	Actual	Pro Forma(2)	Pro Forma As Adjusted For The Offering of Common Stock(3)(4)
(in thousands)	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$5,357	$7,357	$42,309
Total assets	6,498	8,498	43,450
Notes payable—current portion(5)	2,980	2,980	2,980
Notes payable, net of current portion(5)	3,294	3,294	3,294
Convertible subordinated promissory notes	—	—	—
Warrant liabilities	294	—	—
Total liabilities	9,108	8,814	8,814
Series AA redeemable convertible preferred stock	45,114	—	—
Accumulated deficit	(125,893)	(125,893)	(125,893)
Total stockholders’ (deficit) equity	(48,272)	(316)	34,636

(1)	See Note 2 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate the historical and pro forma net loss per share, basic and diluted, and the number of shares used in the computation of the per share amounts.
(2)	Pro forma column in the balance sheet data table above reflects (a) the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 7,857,073 shares of common stock immediately prior to the closing of this offering, (b) the automatic conversion of the $2.0 million of subordinated convertible promissory notes we issued in December 2014 into 333,329 shares of common stock upon the consummation of this offering at the assumed initial public offering price of $6.00 per share, and the cash received upon the sale of such notes and; (c) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the closing of this offering.
(3)	Pro forma as adjusted for the offering of common stock column in the balance sheet data table above gives effect to (a) the pro forma adjustments set forth above and (b) the sale and issuance by us of 6,667,000 shares of our common stock in this offering, based upon the assumed initial public offering price of $6.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted for the offering of common stock column does not include any amounts we may receive from the concurrent offering of notes. The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering of common stock and the listing of our common stock on The NASDAQ Global Market. If we do consummate the concurrent offering of notes, our cash and cash equivalents and total assets will increase by $18.6 million and our notes and total liabilities will increase by $20.0 million. Any increase or decrease in the principal amount of the notes issued in the concurrent offering of notes will have a proportionate increase or decrease in the amount of our cash and cash equivalents, total assets, notes and total liabilities.
(4)

A $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share would increase (decrease) the amount of our cash and cash equivalents, total assets and total stockholders’ equity by $6.2 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of one million shares offered by us would increase (decrease) the amount of our cash and cash equivalents, total assets and total stockholders’ equity by $5.6 million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(5)	We intend to repay in full the borrowings represented by these notes and terminate our notes payable agreements upon the closing of this offering.

EXHIBIT F

We will need to obtain additional financing to fund our operations and, if we are unable to obtain such financing, we may be unable to complete the development and commercialization of our primary product candidates.

Our operations have consumed substantial amounts of cash since inception. At September 30, 2014, our cash and cash equivalents were $5.4 million. We estimate that the net proceeds to us from the sale of 6,667,000 shares of common stock in this offering will be approximately $ 35.0 million, based upon an assumed initial public offering price of $6.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We estimate that the net proceeds to us from the concurrent offering of the notes, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $18.6 million, if completed. We believe that the net proceeds from this offering of common stock and the concurrent offering of notes, together with existing cash and cash equivalents, will be sufficient to fund our projected operating requirements for the next 12 months. If we do not raise an aggregate of $60 million or more from this offering and the concurrent offering of notes, the proceeds would be insufficient to complete a Phase 2 trial for our FDC product candidate. We will need to obtain additional financing to conduct additional trials for the approval of our drug candidates if requested by regulatory bodies, and complete the development of any additional product candidates we might acquire. Moreover, our fixed expenses such as rent, interest expense and other contractual commitments are substantial and are expected to increase in the future. Adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts. Our forecast of the period of time through which our financial resources will be adequate to support our operating requirements is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this forecast on a number of assumptions that may prove to be wrong, and changing circumstances beyond our control may cause us to consume capital more rapidly than we currently anticipate.

Our future funding requirements will depend on many factors, including, but not limited to:

■	the progress, timing, scope and costs of our clinical trials, including the ability to enroll patients in our planned and potential future clinical trials in a timely manner;
■	the time and cost necessary to obtain regulatory approvals that may be required by regulatory authorities;
■	our ability to successfully commercialize our product candidates;
■	the amount of sales and other revenues from product candidates that we may commercialize, if any, including the selling prices for such product candidates and the availability of coverage and adequate reimbursement from third parties;
■	selling and marketing costs associated with our product candidates, including the cost and timing of expanding our marketing and sales capabilities;
■	the terms and timing of any potential future collaborations, licensing or other arrangements that we may establish;
■	cash requirements of any future acquisitions and/or the development of other product candidates;
■	the costs of operating as a public company;
■	the time and cost necessary to respond to technological and market developments;
■	the costs of maintaining and expanding our existing intellectual property rights; and
■	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights

F-1

Until we can generate a sufficient amount of revenue, we may finance future cash needs through public or private equity offerings, license agreements, debt financings, collaborations, strategic alliances, marketing or distribution arrangements or a combination thereof. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. General market conditions or the market price of our common stock may not support capital raising transactions such as an additional public or private offering of our common stock or other securities. In addition, our ability to raise additional capital may be dependent upon our stock being quoted on The NASDAQ Global Market, or NASDAQ, or upon obtaining shareholder approval. There can be no assurance that we will be able to satisfy the criteria for continued listing on NASDAQ or that we will be able to obtain shareholder approval if it is necessary. If adequate funds are not available, we may be required to delay or reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts.

We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. In addition, if we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Our inability to obtain additional funding when we need it could seriously harm our business

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EXHIBIT G

Additional capital that we may need to operate or expand our business may not be available. In addition, our agreements that govern our existing indebtedness contain covenants that restrict our ability to obtain additional capital and pursue business opportunities.

We may require additional capital to operate or expand our business. Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. For example, the agreements governing our existing indebtedness contain various restrictive covenants, including restrictions on our ability to dispose of assets, make acquisitions or investments, incur additional debt or liens, make distributions to our stockholders or enter into certain types of related party transactions. If the concurrent offering of notes is consummated, the indenture governing the notes will contain covenants that, among other things, restrict our and our future subsidiaries’ ability to take specific actions, even if we believe them to be in our best interest. These covenants will include restrictions on our ability and the ability of our subsidiaries to: (i) incur additional indebtedness and issue certain types of preferred stock, other than certain permitted indebtedness and preferred stock; and (ii) incur liens, other than certain permitted liens. Although we intend to repay borrowings under and terminate our existing indebtedness with a portion of the proceeds from this offering, any debt financing (including the concurrent offering of notes) obtained by us in the future could involve further restrictive covenants, which may make it more difficult for us to obtain additional capital and pursue business opportunities. Moreover, our existing debt agreement contains a penalty if the company prepays the debt.

If we raise additional funds through the issuance of equity or convertible securities, the percentage ownership of holders of our common stock could be significantly diluted and these newly issued securities may have rights, preferences or privileges senior to those of holders of our common stock. Furthermore, volatility in the credit or equity markets may have an adverse effect on our ability to obtain debt or equity financing or the cost of such financing. If we do not have funds available to enhance our solution, maintain the competitiveness of our technology and pursue business opportunities, this could have an adverse effect on our business, operating results and financial condition.

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EXHIBIT H

We have not obtained regulatory approval for any of our product candidates in the United States or in any other country.

We currently do not have any product candidates that have gained regulatory approval for sale in the United States or in any other country, and we cannot guarantee that we will ever have marketable products. Our business is substantially dependent on our ability to complete the development of, obtain regulatory approval for and successfully commercialize product candidates in a timely manner. We cannot commercialize product candidates in the United States without first obtaining regulatory approval to market each product from the FDA; similarly, we cannot commercialize product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. We have completed a Phase 2 trial in which we tested trabodenoson co-administered with latanoprost. We are planning an End-of-Phase 2 meeting with the FDA for trabodenoson monotherapy in the first half of 2015 and expect to initiate a pivotal Phase 3 program in mid-2015, which will consist of two Phase 3 pivotal trials and a long-term safety study. We cannot predict whether any of our future trials, including our planned long-term safety trial of trabodenoson, will be successful or whether regulators will agree with our conclusions regarding the preclinical studies and clinical trials we have conducted to date. Moreover, determination of the ultimate study design and its confirmation with the FDA could result in a significant range of costs for the Phase 3 pivotal trials.

Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate in preclinical studies and well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA, that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate. In the United States, we have not submitted a New Drug Application, or NDA, for any of our product candidates. An NDA must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. The NDA must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of an NDA is a lengthy, expensive and uncertain process, and approval may not be obtained. If we submit an NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA.

Regulatory authorities outside of the United States, such as in Europe and Japan and in emerging markets, also have requirements for approval of drugs for commercial sale with which we must comply prior to marketing in those areas. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our product candidates. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and obtaining regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking non-U.S. regulatory approval could require additional non-clinical studies or clinical trials, which could be costly and time consuming. The non-U.S. regulatory approval process may include all of the risks associated with obtaining FDA approval. For all of these reasons, we may not obtain non-U.S. regulatory approvals on a timely basis, if at all.

The process to develop, obtain regulatory approval for and commercialize product candidates is long, complex and costly both inside and outside of the United States, and approval is never guaranteed. Even if our product candidates were to successfully obtain approval from the regulatory authorities, any approval might significantly limit the approved indications for use, or require that precautions, contraindications, or warnings be included on the product labeling, or require expensive

H-1

and time-consuming post-approval clinical trials or surveillance as conditions of approval. Following any approval for commercial sale of our product candidates, certain changes to the product, such as changes in manufacturing processes and additional labeling claims, will be subject to additional FDA review and approval. Also, regulatory approval for any of our product candidates may be withdrawn. If we are unable to obtain regulatory approval for our product candidates in one or more jurisdictions, or any approval contains significant limitations, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed. Furthermore, we may not be able to obtain sufficient funding or generate sufficient revenue and cash flows to continue the development of any other product candidate in the future.

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EXHIBIT I

Our existing principal stockholders, executive officers and directors own a significant percentage of our common stock and will be able to exert a significant control over matters submitted to our stockholders for approval.

After this offering, our officers and directors, and stockholders who own more than 5% of our outstanding common stock before this offering will, in the aggregate, beneficially own approximately 55% of our common stock (after giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock and $2.0 million convertible subordinated promissory notes but assuming no exercise of the underwriters’ overallotment option, no exercise of outstanding options or warrants and no purchases by certain of our existing principal stockholders, including their affiliated entities, who have indicated an interest in purchasing an aggregate of approximately $18.0 million of shares of our common stock in this offering at the initial public offering price set forth on the cover of this prospectus).

This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. As a result, these stockholders, if they acted together, could significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders may be able to determine all matters requiring stockholder approval. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders. This may also prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

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EXHIBIT J

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the net tangible book value of our common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $3.82 per share, based on the assumed initial public offering price of $6.00 per share and our pro forma net tangible book value as of September 30, 2014. In addition, investors purchasing common stock in this offering will contribute 25% of the total amount invested by stockholders since inception but will own 42% of the shares of common stock outstanding.

In the past, we have issued options and warrants to acquire shares of our capital stock at prices significantly below the assumed initial public offering price. To the extent any outstanding options or warrants are ultimately exercised or we issue additional shares of common stock to the holders of exchangeable shares of our subsidiary, you will sustain further dilution. Further, because we will need to raise additional capital to fund our clinical development programs, we may in the future sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of equity or equity-linked securities, together with the exercise of outstanding options and warrants and any additional shares issued in connection with acquisitions, if any, may result in further dilution to investors. For more information, see “Dilution” for a more detailed description of the dilution to new investors in the offering.

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EXHIBIT K

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock or any of our securities linked to our common stock, such as the notes, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities or equity-linked securities. Substantially all of our existing stockholders are subject to lock-up agreements with the underwriters of this offering that restrict the stockholders’ ability to transfer shares of our common stock for a period of 180 days after the date of this prospectus. After this offering, we will have 15,877,490 outstanding shares of common stock based on the number of shares outstanding as of September 30, 2014 and we will have reserved 3.3 million shares of our common stock to be issued upon the conversion of the notes (assuming an initial public offering price per share of our common stock equal to the price set forth on the cover page of this prospectus, no exercise by the underwriters for the concurrent offering of notes of their overallotment option and no settlement of any applicable interest make-whole payment in shares of our common stock). Subject to limitations, approximately 9.0 million shares will become eligible for sale upon expiration of the lock-up period, as calculated and described in more detail in the section entitled “Shares Eligible for Future Sale.” In addition, shares issued or issuable upon exercise of options and warrants vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

Moreover, after this offering and based on the number of shares outstanding at September 30, 2014, holders of an aggregate of 8.6 million shares of our common stock will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Registration of these shares under the Securities Act of 1933, as amended, or the Securities Act, would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

K-1

EXHIBIT L

Risks Related to the Concurrent Offering of Notes

The availability of our common stock and securities linked to our common stock for sale in the future could reduce the market price of our common stock.

In the future, we may issue equity and equity-linked securities to raise cash for acquisitions or otherwise. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We also will issue common stock upon conversions of the notes and have the option to settle any interest make-whole payment applicable to conversion of the notes in whole or in part in shares of our common stock. We may also issue preferred stock or additional securities convertible into our common stock or preferred stock. Any of these events may dilute your ownership interest in our Company and have an adverse effect on the price of our common stock.

Servicing our debt requires a significant amount of cash. We may not have sufficient cash flow from our business to make payments on our debt, and we may not have the ability to raise the funds necessary to make payments of any interest make-whole payment upon conversion in whole or in part in cash, to repay the principal amount of the notes at maturity or to repurchase the notes upon a fundamental change, which could adversely affect our business, financial condition and results of operations.

We currently have no source of revenue. Our ability to make scheduled payments of the principal of, to pay interest (including any applicable interest make-whole payments on the notes we elect to pay in whole or in part in cash) on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors that may be beyond our control. Our business has not historically generated cash flow from operating activities and may not in the future generate cash flow from operating activities sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the notes.

In addition, holders of the notes have the right to require us to repurchase their notes upon the occurrence of a “fundamental change” (as defined in the Convertible Senior Notes Prospectus) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest. In addition, holders who convert on or after          days from the date of issuance of the notes may also be entitled to receive under certain circumstances an interest make-whole payment. We may pay any interest make-whole payment in cash, shares of our common stock or a combination thereof, at our election. We may not have enough available cash or be able to obtain financing at the time we are required to repay the principal amount of the notes, make repurchases of the notes surrendered therefor or pay the interest make-whole payment, if we elect to make such payment in whole or in part in cash. Our failure to repay the principal amount of the notes, repurchase the notes at a time when the repurchase is required by the indenture or pay the interest make-whole payment, if we elect to make such payment in whole or in part in cash, would constitute an event of default. If the repayment of any indebtedness were to be accelerated because of such event of default (whether under the notes or otherwise), we may not have sufficient funds to repay the indebtedness and repay or repurchase the notes. An event of default under the indenture may lead to an acceleration of the notes. Any such acceleration could result in our bankruptcy. In a bankruptcy, the holders of the notes would have a claim to our assets that is senior to the claims of our equity holders.

In addition, our significant indebtedness, combined with our other financial obligations and contractual commitments, could have other important consequences. For example, it could:

■	make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;
■	limit our flexibility in planning for, or reacting to, changes in our business and our industry;
■	place us at a disadvantage compared to our competitors who have less debt; and
■	limit our ability to borrow additional amounts for working capital and other general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products, services and technologies.

Any of these factors could materially and adversely affect our business, financial condition and results of operations. In addition, if we incur additional indebtedness, the risks related to our business and our ability to service or repay our indebtedness would increase.

If the concurrent offering of notes is consummated, the indenture governing the notes will contain restrictions that will limit our operating flexibility, and we may incur additional debt in the future that may include similar or additional restrictions.

If the concurrent offering of notes is consummated, the indenture governing the notes will contain covenants that, among other things, restrict our and our future subsidiaries’ ability to take specific actions, even if we believe them to be in our best interest. These covenants will include restrictions on our ability and the ability of our subsidiaries to:

■	incur additional indebtedness and issue certain types of preferred stock, other than certain permitted indebtedness and preferred stock; and
■	incur liens, other than certain permitted liens.

In addition, the indenture governing the notes will include a covenant that limits our ability to merge or consolidate with other entities in certain circumstances. These covenants and restrictions limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively. Our existing notes payable agreements with Horizon Technology Finance Corporation and Fortress Credit Co LLC do substantially limit our ability to incur additional debt without lender consent, however, we intend to repay borrowings under and terminate these notes payable agreements with a portion of the net proceeds from this offering.

A breach of any of these covenants or other provisions in our debt agreements could result in an event of default, which if not cured or waived, could result in the notes or such debt becoming immediately due and payable. This, in turn, could cause any of our other debt to become due and payable as a result of cross-default or cross-acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt.

Noteholders may employ a convertible arbitrage strategy with respect to the notes that could adversely affect the price of our common stock

If the note offering closes, we expect that many investors in, and potential future purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on the common stock in lieu of or in addition to short selling the common stock. Any such strategy may have the effect of decreasing the trading price of our common stock.

The fundamental change repurchase feature of the indenture governing the notes may delay or prevent an otherwise beneficial takeover attempt of us.

The indenture governing the notes will require us to repurchase the notes for cash upon the occurrence of a fundamental change of us and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the notes and/or increase the conversion rate, which could make it more costly for a potential acquirer to engage in a combinatory transaction with us. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.

EXHIBIT M

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 6,667,000 shares of common stock in this offering will be approximately $35.0 million based upon an assumed initial public offering price of $6.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ exercise their overallotment option, we estimate that our net proceeds will be approximately $40.5 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share, would increase (decrease) the net proceeds to us from this offering by approximately $6.2 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of one million shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $5.6 million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A 1,000,000 share increase in the number of shares offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $6.00 per share would increase the net proceeds to us from this offering by approximately $12.7 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a 1,000,000 share decrease in the number of shares offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $6.00 per share would decrease the net proceeds to us from this offering by approximately $10.9 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We estimate that the net proceeds to us from the concurrent offering of notes, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $18.6 million, if completed. If the underwriters for the concurrent offering of notes exercise their overallotment option, we estimate that our net proceeds will be approximately $21.4 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of both offerings are to fund the continued testing of trabodenoson as a monotherapy and as a fixed-dose combination with latanoprost for the reduction of intraocular pressure, or IOP, fund the further increase of our financial flexibility, create a public market for our common stock, facilitate our access to the public equity markets and for general corporate purposes. We currently expect to use the net proceeds from both offerings as follows:

■	approximately $17.0 million to complete the first Phase 3 pivotal trial for trabodenoson monotherapy, including associated payments for direct clinical and non-clinical costs;
■	approximately $9.0 million to complete a Phase 2 trial for our FDC product candidate, including associated payments for direct clinical and non-clinical costs, and the development of a commercial formulation;
■	approximately $6.0 million to fund proof-of-concept clinical trials for optic neuropathies and degenerative retinal diseases, including associated payments for direct clinical and non-clinical costs;
■	approximately $6.0 million to repay borrowings under and terminate our existing notes payable agreements with Horizon Technology Finance Corporation and Fortress Credit Co LLC; and
■	the remainder for working capital and general corporate purposes.

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We intend to repay borrowings under and terminate our existing notes payable agreements with Horizon Technology Finance Corporation and Fortress Credit Co LLC with a portion of the net proceeds from this offering. The notes payable bear interest at a rate of 11.0% per annum and mature on October 1, 2016. As of September 30, 2014, the total principal balance owed under the notes payable agreements was $6.3 million.

If we do not raise an aggregate of $60 million or more from this offering and the concurrent offering of notes, the proceeds would be insufficient to complete a Phase 2 trial for our FDC product candidate. The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering of common stock.

Our expected use of net proceeds from both offerings represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of both offerings or the amounts that we will actually spend on the uses set forth above. We may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, although we have no current understandings, agreements or commitments to do so at this time.

The amount and timing of our actual expenditures will depend upon numerous factors, including the results of our continued testing of our product candidates and the other factors described under “Risk Factors” in this prospectus. For example, the ultimate cost of the Phase 3 trials will depend on trial designs that must be confirmed with the FDA and can vary significantly. Accordingly, our management will have flexibility in applying the net proceeds from both offerings. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending these uses, we intend to invest the net proceeds in high quality, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government, or hold as cash.

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EXHIBIT N

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of September 30, 2014:

■	on an actual basis;
■	on a pro forma basis to give effect to (i) the conversion of all of our outstanding 25,949,333 shares of preferred stock, including all accrued and unpaid dividends thereon, into an aggregate of 7,857,073 shares of common stock upon the closing of this offering, (ii) the automatic conversion of the $2.0 million subordinated convertible promissory notes we issued in December 2014 into 333,329 shares of common stock upon the consummation of this offering at the assumed initial public offering price of $6.00 per share, and the cash received upon the sale of such notes and (iii) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the closing of this offering; and
■	on a pro forma as adjusted basis to give further effect to our sale in this offering of shares of common stock at an assumed initial public offering price of $6.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted for the offering of common stock column does not include any amounts we may receive from the concurrent offering of notes. The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering of common stock and the listing of our common stock on The NASDAQ Global Market. If we do consummate the concurrent offering of notes, our cash and cash equivalents and total assets will increase by $18.6 million and our notes and total liabilities will increase by $20.0 million. Any increase or decrease in the principal amount of the notes issued in the concurrent offering of notes will have a proportionate increase or decrease in the amount of our cash and cash equivalents, total assets, notes and total liabilities.

You should read the following table together with the sections titled “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and the financial statements and related notes appearing elsewhere in this prospectus. The following table also reflects 1-for-3.39 and 1-for-1.197 reverse stock splits of our common stock and a proportional adjustment to the existing conversion ratio for each series of our redeemable convertible preferred stock, which became effective on November 26, 2014 and January 21, 2015, respectively.

	As of September 30, 2014
	Actual	Pro Forma	Pro Forma As Adjusted For The Offering Of Common Stock
(in thousands, except share and per share amounts)	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$5,357	$7,357	$42,309

Notes payable(1)	$6,274	$6,274	$6,274
Convertible subordinated promissory notes	—	—
Series AA redeemable convertible preferred stock, $0.001 par value; 25,757,874 shares authorized and 24,057,013 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	45,114	—	—
Series X redeemable convertible preferred stock, $0.001 par value; 2,902,050 shares authorized and 1,892,320 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	548	—	—

	As of September 30, 2014
	Actual	Pro Forma	Pro Forma As Adjusted For The Offering Of Common Stock
(in thousands, except share and per share amounts)	(unaudited)	(unaudited)	(unaudited)
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 32,857,171 shares authorized, 1,020,088 issued and outstanding, actual; 125,000,000 shares authorized, pro forma and pro forma as adjusted; 9,210,490 shares issued and outstanding, pro forma; and 15,877,490 shares issued and outstanding, pro forma as adjusted	10	90	159
Additional paid-in capital	77,611	125,487	160,370
Accumulated deficit	(125,893)	(125,893)	(125,893)

Total stockholders’ equity (deficit)	(48,272)	(316)	34,636

Total capitalization	$3,664	$5,958	$40,910

(1)	We intend to repay in full the borrowings represented by these notes and terminate our notes payable agreements upon the closing of this offering.

The information above is illustrative only, and our capitalization following the completion of both offerings will be adjusted based on the actual initial public offering price and other terms of this offering and the concurrent offering of notes determined at pricing.

A $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share would increase (decrease) the amount of cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $6.2 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of one million shares offered by us would increase (decrease) the amount of cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $5.6 million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A 1,000,000 share increase in the number of shares offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $6.00 per share would increase each of cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization by approximately $12.7 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a 1,000,000 share decrease in the number of shares offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $6.00 per share would decrease each of cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization by approximately $10.9 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

The actual, pro forma and pro forma as adjusted information set forth in the table above excludes (i) 911,705 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2014 with a weighted-average exercise price of $4.80 per share, (ii) 228,906 shares of Series AA preferred stock issuable upon the exercise of warrants outstanding, which have an exercise price of $1.529 per share, and which warrants will be exercisable for 56,408 shares of common stock at $6.204 per share upon the closing of this offering and (iii) any shares of our common stock delivered to settle conversions of the notes.

EXHIBIT O

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. We calculate net tangible book value per share by dividing the net tangible book value (tangible assets less total liabilities) by the number of outstanding shares of our common stock.

The historical net tangible book value of our common stock as of September 30, 2014 was $(48.3) million, or $(47.32) per share, based on 1,020,088 shares of common stock outstanding as of September 30, 2014, which excludes the conversion of (i) all of our outstanding 25,949,333 shares of preferred stock, including all accrued and unpaid dividends thereon, into 7,857,073 shares of common stock immediately prior to the closing of this offering and (ii) the subordinated convertible promissory notes we issued in December 2014 into 333,329 shares of common stock upon the consummation of this offering at the assumed initial public offering price of $6.00 per share.

The pro forma net tangible book value of our common stock as of September 30, 2014 was $(0.3) million, or approximately $(0.03) per share of common stock, based on 9,210,490 shares of our common stock outstanding, after giving effect to the automatic conversion of (i) all 25,949,333 outstanding shares of convertible preferred stock, including all accrued and unpaid dividends thereon, into 7,857,073 shares of common stock immediately prior to the closing of this offering and (ii) the subordinated convertible promissory notes we issued in December 2014 into 333,329 shares of common stock upon the consummation of this offering at the assumed initial public offering price of $6.00 per share.

After giving further effect to our sale of 6,667,000 shares in this offering at an assumed initial public offering price of $6.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 2014 would be $34.6 million, or $2.18 per share. This represents an immediate increase in net tangible book value of $2.21 per share to existing stockholders and an immediate dilution in net tangible book value of $3.82 per share to purchasers of common stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share		$6.00
Historical net tangible book value per share	(47.32)
Increase attributable to the pro forma transactions described above, before giving effect to this offering	47.29

Pro forma net tangible book value per share as of September 30, 2014	(0.03)
Increase in net tangible book value per share attributable to new investors	2.21

Pro forma as adjusted net tangible book value per share at September 30, 2014 after giving effect to this offering		2.18

Dilution per share to new investors		$3.82

The information above reflects a 1-for-3.39 and 1-for-1.197 reverse stock splits of our common stock and a proportional adjustment to the existing conversion ratio for each series of our redeemable convertible preferred stock, effective on November 26, 2014 and January 21, 2015, respectively.

A $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share would increase (decrease) the dilution to new investors by $0.61 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us. An increase of one million shares offered by us would decrease the dilution to new investors by $0.20 per share and a decrease of one million shares offered by us would increase the dilution to new investors by $0.23 per share, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us. A 1,000,000 share increase in the number of shares offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $6.00 per share would increase the dilution to new investors by $0.38 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a 1,000,000 share decrease in the number of shares offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $6.00 per share would decrease the dilution to new investors by approximately $0.42 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their overallotment option, the pro forma as adjusted net tangible book value would be $2.38 per share, and the dilution in pro forma as adjusted net tangible book value to investors in this offering would be $3.62 per share. The following table summarizes, on a pro forma as adjusted basis as of September 30, 2014, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by existing stockholders (giving effect to the conversion of (i) all of our outstanding 25,949,333 shares of preferred stock, including all accrued and unpaid dividends thereon, into 7,857,073 shares of common stock prior to the closing of this offering and (ii) the subordinated convertible promissory notes we issued in December 2014 into 333,329 shares of common stock upon the consummation of this offering at the assumed initial public offering price of $6.00 per share) and by investors participating in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $6.00 per share.

	Shares Purchased		Total Consideration		Average price / share
	Number	Percent	Amount	Percent
Existing stockholders	9,210,490	58%	$118,677,000	75%	$12.88
New investors	6,667,000	42%	40,002,000	25%	$6.00

Total	15,877,490	100%	$158,679,000	100%	$9.99

The above discussion and tables are based on 1,020,088 shares of common stock issued and outstanding as of September 30, 2014 and also reflect the conversion of (i) all outstanding shares of preferred stock, including all accrued and unpaid dividends thereon, into an aggregate of 7,857,073 shares of common stock immediately prior to the closing of this offering (after giving effect to 1-for-3.39 and 1-for-1.197 reverse stock splits of our common stock and proportional adjustments to the existing conversion ratio for each series of our redeemable convertible preferred stock, which became effective on November 26, 2014 and January 21, 2015, respectively) and (ii) the subordinated convertible promissory notes we issued in December 2014 into 333,329 shares of common stock upon the consummation of this offering at the assumed initial public offering price of $6.00 per share, and excludes:

■	911,705 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2014 at a weighted-average exercise price of $4.80 per share;

■	228,906 shares of Series AA preferred stock issuable upon the exercise of warrants outstanding, which have an exercise price of $1.529 per share, and which warrants will become exercisable for 56,408 shares of common stock at $6.204 per share upon the closing of this offering; and
■	shares of common stock, based upon the assumed initial public offering price of $6.00 per share, that would be issuable upon conversion of the notes, if issued, in the concurrent offering of notes and shares of common stock, based upon the assumed initial public offering price of $6.00 per share, that would be issuable upon conversion of the notes issued to the underwriters for their overallotment option, if exercised, in the concurrent offering of notes without the application of any anti-dilution, make-whole, interest make-whole payments or other adjustments.

A $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share would increase (decrease) the total consideration paid by new investors by approximately $6.2 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their overallotment option, the number of shares of common stock held by existing stockholders will be reduced to 55% of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be further increased to 7,667,050 or 45% of the total number of shares of common stock to be outstanding after this offering.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

Certain of our existing principal stockholders and their affiliated entities have indicated an interest in purchasing an aggregate of approximately $18.0 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, these stockholders may determine to purchase fewer shares than they have indicated an interest in purchasing or not to purchase any shares in this offering. It is also possible that these stockholders could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to any of these stockholders than the stockholders have indicated an interest in purchasing or not to sell any shares to these stockholders.

EXHIBIT P

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our “Selected Financial Data” and our financial statements, related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties such as our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in “Risk Factors” included elsewhere in this prospectus.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma. Glaucoma is a disease of the eye that is typically characterized by structural evidence of optic nerve damage, vision loss and consistently elevated intraocular pressure, or IOP. Our lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic that we rationally designed to lower IOP by restoring the eye’s natural pressure control mechanism. Our product pipeline includes trabodenoson monotherapy delivered in an eye drop formulation, as well as a fixed-dose combination, or FDC, of trabodenoson with latanoprost given once-daily, or QD. Our completed Phase 2 trial of trabodenoson co-administered with latanoprost, a prostaglandin analogue, or PGA, demonstrated IOP-lowering in patients who have previously had inadequate response to latanoprost. These patients represent PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP.

We are planning an End-of-Phase 2 meeting with the U.S. Food and Drug Administration, or FDA, for trabodenoson in the first half of 2015. We expect to initiate a Phase 3 program for trabodenoson monotherapy in mid-2015, which will consist of two Phase 3 pivotal trials and a long-term safety study. Based on our estimates of the rate of patient enrollment and assuming commencement in mid-2015, we expect to report top-line data from the first of the two pivotal Phase 3 trials by late 2016 or early 2017.

Since our inception on July 7, 1999, we have devoted substantially all of our resources to business planning, raising capital, product research and development, applying for and obtaining government and private grants, recruiting management, research and technical staff and other personnel, acquiring operating assets, and undertaking preclinical studies and clinical trials of our lead product candidates.

We have not completed development of any product candidate and we have therefore not generated any revenues from product sales. Prior to 2012, we generated revenues primarily from research grants received from governmental agencies and private companies as well as revenue earned under licensing and research collaboration contracts. All previously recognized revenue was unrelated to our current development efforts focused on our lead product candidate, trabodenoson, for the treatment of glaucoma and other diseases of the eye.

Historically, we have financed our operations principally through grants from government and private entities, private placements of preferred stock and issuances of convertible promissory notes and notes payable. Although it is difficult to predict our liquidity requirements, based upon our current operating plan, and assuming the successful closing of this offering of common stock and concurrent offering of notes, we believe we will have sufficient cash to meet our projected operating requirements for the next 12 months. If we do not raise an aggregate of $60 million or more from this offering and the

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concurrent offering of notes, the proceeds would be insufficient to complete a Phase 2 trial for our FDC product candidate. The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering of common stock. See “Liquidity and Capital Resources.”

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EXHIBIT Q

Operating Capital Requirements

To date, we have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize one of our current or future product candidates. We anticipate that we will continue to generate losses for the foreseeable future and we expect the losses to increase as we continue the development of, and seek regulatory approvals for, our product candidates and begin to commercialize any approved products. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing and manufacturing. Accordingly, we anticipate that we will need substantial additional funding in connection with our continuing operations.

Based on our current operating plan, we expect that our existing cash and cash equivalents as of September 30, 2014, together with anticipated net proceeds from this offering of common stock and the concurrent offering of notes, will enable us to fund our operating expenses for the next 12 months. In that time, we expect that our expenses will increase substantially as we fund clinical development of trabodenoson, fund clinical development of our FDC product candidate, fund new and ongoing research and development activities, fund the additional expenses related to being a public company, working capital and other general corporate purposes. If we do not raise an aggregate of $60 million or more from this offering and the concurrent offering of notes, the proceeds would be insufficient to complete a Phase 2 trial for our FDC product candidate. The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering of common stock. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development and commercialization of our product candidates.

Our future capital requirements will depend on many factors, including:

■	the costs, timing and outcome of regulatory reviews and approvals;
■	the ability of our product candidates to progress through clinical development successfully;
■	the initiation, progress, timing, costs and results of non-clinical studies and clinical trials for our other programs and potential products;
■	the number and characteristics of the product candidates we pursue;
■	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;
■	the extent to which we acquire or in-license other products and technologies; and
■	our ability to establish any future collaboration arrangements on favorable terms, if at all.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants

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limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could potentially dilute your ownership interest. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or research programs or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or product candidates that we would otherwise prefer to develop and market ourselves.

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EXHIBIT R

Development Plans

Upon completion of our Phase 2 trials and meeting with the FDA, we plan to continue developing trabodenoson as a monotherapy and an FDC with latanoprost, along with the neuroprotective potential of both to slow the loss of vision significantly more than attributable to IOP-lowering alone either in glaucoma patients or other rarer forms of optic neuropathy. The figure below shows our plans for upcoming clinical trials.

Trabodenoson

We are planning an End-of-Phase 2 meeting with the FDA in the first half of 2015 to discuss our Phase 3 program for trabodenoson monotherapy and to confirm the design and endpoints for the Phase 3 pivotal trials. This program is scheduled to begin in mid-2015, when the manufacturing (in accordance with the current Good Manufacturing Practices, or cGMP), packaging and labeling of the study drug are complete. The preliminary design for the program, which is to be confirmed by the FDA, is expected to include doses and dose frequencies based on the Phase 2 clinical data. The two Phase 3 pivotal efficacy trials are expected to include between 700 and 1,500 patients, depending on the design and number of dosing arms in the study, and are expected to include patients with glaucoma and baseline IOPs in the mid-20s mmHg. Determination of the ultimate study design and its confirmation with the FDA could result in a significant range of costs for the Phase 3 pivotal trials. Following a run-in period, the trials are expected to run for at least 12 weeks of active treatment with the primary endpoint of IOP-lowering over the day.

The FDA expects that a total of at least 1,500 patients will be exposed to at least a single dose of trabodenoson, and the complete submission package must also contain safety data from at least 300 patients treated with trabodenoson for at least six months, and at least 100 patients treated for at least a year. These longer-term treatments will be accomplished in a long-term safety trial conducted at the highest anticipated trabodenoson dose, and are expected to begin in early 2016 when the long-term ocular toxicity studies of six and nine month durations are available to support the longer dosing time. This long-term safety trial represents the first opportunity for us to study the rate of vision loss over a longer time. If the enrollment projections are met, the first data from our Phase 3 program is anticipated in late 2016 or early 2017. We are planning to complete the long-term safety study in early 2018. If the primary objectives of our Phase 3 program are met, we plan to submit an NDA to the FDA for marketing approval of trabodenoson for the treatment of glaucoma in the United States.

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EXHIBIT S

2014 Plan

On August 28, 2014, our board of directors adopted and on September 26, 2014, our stockholders approved our 2014 Plan to replace the 2004 Plan. On November 18, 2014, our board of directors adopted and our stockholders approved an amendment and restatement of the 2014 Plan. Our 2014 Plan provides us flexibility to use various equity-based incentive and other awards as compensation tools to motivate our workforce. These tools include stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance share awards, cash-based awards and dividend equivalent rights.

Our board of directors has approved an increase in the number of shares of common stock issuable under the 2014 Plan to the number that represents 13.7% of our outstanding common stock after giving effect to this offering (not including any shares purchased by the underwriters pursuant to their overallotment option), or the Initial Limit. The shares we issue pursuant to awards granted under the 2014 Plan will be authorized but unissued shares or shares that we reacquire. The number of shares reserved and available for issuance under the 2014 Plan will automatically increase each January 1, beginning on January 1, 2016, by 4% of the number of shares issued and outstanding on the immediately preceding December 31. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of common stock, expire or are otherwise terminated (other than by exercise) under the 2014 Plan will be added back to the shares available for issuance under the 2014 Plan.

As of September 30, 2014, options to purchase a total of 900,117 shares of common stock, with a weighted average exercise price of $4.342 per share, remained outstanding under the 2014 Plan.

Under the 2014 Plan, stock options or stock appreciation rights with respect to no more than 1,000,000 shares of common stock may be granted to any one individual in any one calendar year and the maximum number of shares that may be issued in the form of incentive stock options may not exceed a number of shares equal to the Initial Limit cumulatively increased January 1, 2016 and on each January 1 thereafter by the lesser of 4% of the number of shares as of the immediately preceding December 31, or 8,000,000 shares.

The 2014 Plan will be administered by the compensation committee. The compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2014 Plan. Full and part-time officers, employees, non-employee directors and consultants, as selected from time to time by our compensation committee, will be eligible to participate in the 2014 Plan.

The 2014 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The exercise price of each stock option will be determined by the compensation committee but may not be less than 100% of the fair market value of our common stock on the date of grant or, in the case of an incentive stock option granted to a 10% owner, less than 110% of the fair market value of our common stock on the date of grant. The term of each stock option will be fixed by the compensation committee and may not exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% owner). The compensation committee will determine at what time or times each option may be exercised.

The compensation committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price of each stock appreciation right may not be less than 100% of fair market value of the common stock on the date of grant.

The compensation committee may award restricted shares of common stock or restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment or service with us through a specified vesting period. The compensation committee may also grant cash-based awards to participants subject to such conditions and restrictions as it may determine. The compensation committee may also grant shares of common stock that are free from any restrictions under the 2014 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

The compensation committee may grant performance share awards to participants that entitle the recipient to receive awards of common stock upon the achievement of certain performance goals and such other conditions as our compensation committee shall determine. Our compensation committee may grant dividend equivalent rights right to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient held a specified number of shares of common stock.

The compensation committee may grant cash bonuses under the 2014 Plan to participants, subject to the achievement of certain performance goals.

The compensation committee may grant awards of restricted stock, restricted stock units, performance shares or cash-based awards to participants that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Such awards will only vest or become payable upon the attainment of performance goals that are established by our compensation committee and related to one or more performance criteria. The performance criteria that could be used with respect to any such awards include: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of our common stock, economic value-added, funds from operations or similar measure, sales or revenue, developmental, clinical or regulatory milestones, acquisitions or strategic transactions (including licenses, collaborations, joint ventures, or promotion arrangements), operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of common stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. From and after the time that we become subject to Section 162(m) of the Code, the maximum award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code that may be made to any one employee during any one calendar year period is 1,000,000 shares with respect to a stock-based award and $1,000,000 with respect to a cash-based award.

The 2014 Plan provides that, upon the effectiveness, of a “sale event,” as defined in the 2014 Plan, the successor entity may assume, continue or substitute for outstanding awards, as appropriately adjusted. To the extent that awards are not assumed or continued or substituted by the successor entity, all awards granted under the 2014 Plan shall terminate. In the event of such termination, individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights (to the extent exercisable) prior to the sale event. Alternatively, in connection with the termination of the 2014 Plan upon a sale event, we may make or provide for a cash payment to participants holding options and stock appreciation rights (to the extent exercisable), equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights.

Our board of directors may amend or discontinue the 2014 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, including option repricing, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2014 Plan may require the approval of our stockholders.

No awards may be granted under the 2014 Plan after the date that is ten years from the date of stockholder approval of the 2014 Plan.

EXHIBIT T

Employee Stock Purchase Plan

In November 2014 our board of directors adopted and our stockholders approved the 2014 Employee Stock Purchase Plan, or ESPP. Our board of directors has authorized the issuance of a number of shares of common stock issuable under the ESPP to the number that represents 1% of our outstanding common stock after giving effect to this offering (not including any shares purchased by the underwriters pursuant to their overallotment option). The ESPP provides that the number of shares reserved and available for issuance under the ESPP shall be cumulatively increased each January 1, beginning on January 1, 2016, by the lesser of (i) 600,000 shares of common stock or (ii) the number of shares necessary to set the number of shares of Common Stock under the Plan at 1% percent of the outstanding number of shares as of January 1 of the applicable year. However, the board reserves the right to determine that there will be no increase for any year or that any increase will be for a lesser number of shares. The number of shares reserved and available for issuance under the ESPP is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

All employees who we have employed for at least six months and whose customary employment is for more than 20 hours a week are eligible to participate in the ESPP. Any employee who owns 5% or more of the voting power or value of our shares of common stock is not eligible to purchase shares under the ESPP.

We may make one or more offerings to our employees to purchase stock under the ESPP. Unless otherwise determined by the administrator of our ESPP, the first offering will begin on January 1st of the year designated by the administrator and end on the following June 30th. Unless otherwise determined by the administrator, subsequent offerings will begin on the first business day occurring on or after each January 1st and July 1st and will end on the last business day occurring on or before the following June 30th and December 31st, respectively, each referred to as offering periods. The administrator may designate different offering periods in its discretion but no offering shall exceed one year in duration or overlap with another offering. Each eligible employee may elect to participate in any offering by submitting an enrollment form at least 15 days before the relevant offering date.

Each employee who is a participant in the ESPP may purchase shares by authorizing payroll deductions of up to 10% of his or her base compensation during an offering period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase shares of common stock on the last business day of the offering period at a price equal to 85% of the fair market value of the ordinary shares on the first business day or the last business day of the offering period, whichever is lower, provided that no more than 5,000 shares of common stock may be purchased by any one employee during each offering period. Under applicable tax rules, an employee may purchase no more than $25,000 worth of stock, valued at the start of the purchase period, under the ESPP in any calendar year.

The accumulated payroll deductions of any employee who is not a participant on the last day of an offering period will be refunded. An employee’s rights under the ESPP terminate upon voluntary withdrawal from the plan or when the employee ceases employment with us for any reason.

The ESPP may be terminated or amended by our board of directors at any time, but will automatically terminate upon the tenth anniversary of the date the ESPP is approved by the stockholders. An amendment that increases the number of shares of common stock that are authorized under the ESPP and certain other amendments require the approval of our stockholders.

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EXHIBIT U

Participation in This Offering

Certain of our existing principal stockholders and their affiliated entities have indicated an interest in purchasing an aggregate of approximately $18.0 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, these stockholders may determine to purchase fewer shares than they have indicated an interest in purchasing or not to purchase any shares in this offering. It is also possible that these stockholders could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to any of these stockholders than the stockholders have indicated an interest in purchasing or not to sell any shares to these stockholders. Any shares purchased by these potential investors will be subject to lock-up restrictions described under “Shares Eligible for Future Sale.”

U-1

EXHIBIT V

CONCURRENT OFFERING OF CONVERTIBLE SENIOR NOTES

Concurrently with this offering of our common stock, we are offering $20.0 million principal amount of     % Convertible Senior Notes due 2020, or the notes (plus up to an additional $3.0 million principal amount of notes if the underwriters for the concurrent offering of notes exercise their overallotment option), in an underwritten offering pursuant to a separate prospectus. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2015. The notes will mature on February 15, 2020 unless earlier converted or repurchased.

Holders of the notes may convert all or any portion of their notes at any time prior to the close of business on the second business day immediately preceding the maturity date. Upon conversion, we will deliver for each $1,000 principal amount of converted notes a number of shares of our common stock equal to the conversion rate, as described in the Convertible Senior Notes Prospectus. In addition, on or after              days from the date of issuance of the notes, we will, in addition to the other consideration payable or deliverable in connection with any conversion of notes, make an interest make-whole payment to the converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding from the conversion date through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date if the notes had not been so converted, using a discount rate equal to 2%. We may pay any interest make-whole payment in cash, shares of our common stock or a combination thereof, at our election. The conversion rate will initially be                  shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of our common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event in certain circumstances.

We may not redeem the notes prior to maturity. No sinking fund is provided for the notes.

If we undergo a “fundamental change” (as defined in the Convertible Senior Notes Prospectus), holders may require us to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our general unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes; rank equal in right of payment with all of our existing and future liabilities that are not so subordinated; effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally rank junior to all preferred stock and indebtedness and other liabilities of our future subsidiaries, if any.

We estimate that the net proceeds to us from the concurrent offering of notes, after deducting underwriting discounts and commissions and estimated offering expenses will be approximately $18.6 million (assuming no exercise by the underwriters for the concurrent offering of notes of their overallotment option), if completed.

The closing of this offering of common stock is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of

V-1

this offering of common stock and the listing of our common stock on The NASDAQ Global Market. We cannot assure you that the concurrent offering of notes will be completed, or if completed, on what terms it will be completed.

This description and the other information in this prospectus regarding the concurrent notes offering is included in this prospectus for informational purposes only. This prospectus shall not be deemed an offer to sell or a solicitation of an offer to buy any of the notes offered in the concurrent notes offering.

V-2

EXHIBIT W

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of September 30, 2014, as adjusted to reflect the sale of common stock offered by us in this offering, for:

■	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our capital stock;
■	our named executive officers;
■	each of our other directors; and
■	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. A person is deemed to be a beneficial holder of our common stock if that person has or shares voting power, which includes the power to vote or direct the voting of our common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 9,210,490 shares of common stock outstanding as of September 30, 2014, and assumes (a) the conversion of all of our outstanding 25,949,333 shares of preferred stock, including all accrued and unpaid dividends thereon, into 7,857,073 shares of common stock, and (b) the automatic conversion of $2.0 million of subordinated convertible promissory notes into 333,329 shares of common stock at the assumed initial offering price of $6.00, which will occur immediately prior to the closing of this offering. Shares of common stock that may be acquired by an individual or group within 60 days of September 30, 2014, pursuant to the exercise of options, warrants or other rights, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. The table below also reflects 1-for-3.39 and 1-for-1.197 reverse stock splits of our common stock and a proportional adjustment to the existing conversion ratio for each series of our redeemable convertible preferred stock, which became effective on November 26, 2014 and January 21, 2015, respectively. The column entitled “Percentage of Shares Beneficially Owned— After this Offering (No Exercise of the Underwriters’ Overallotment Option)” is based on 15,877,490 shares of our common stock outstanding after this offering, including the 6,667,000 shares of our common stock that we are selling in this offering and assumes no exercise of the underwriters’ option. The column entitled “Percentage of Shares Beneficially Owned—After this Offering (Full Exercise of the Underwriters’ Option)” is based on 16,877,540 shares of our common stock outstanding after this offering, including the 6,667,000 shares of our common stock that we are selling in this offering and assumes the exercise in full of the underwriters’ option to purchase 1,000,050 additional shares to cover overallotments.

Certain of our existing principal stockholders and their affiliated entities have indicated an interest in purchasing an aggregate of approximately $18.0 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, these stockholders may determine to purchase fewer shares than they have indicated an interest in purchasing or not to purchase any shares in this offering. It is also possible that these stockholders could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to any of these stockholders than the stockholders have indicated an interest in purchasing or not to sell any shares to these stockholders. The information set forth in the table below does not reflect any potential purchases of any shares in this offering by these stockholders or their affiliated entities.

Unless otherwise noted below, the address of each person listed on the table is c/o Inotek Pharmaceuticals Corporation, 131 Hartwell Avenue, Suite 105, Lexington, MA 02421.

	Number of Shares Beneficially Owned Prior to this Offering	Number of Shares Beneficially Owned After this Offering(1)	Percentage of Shares Beneficially Owned
Name and address of beneficial owner			Prior to this Offering	After this Offering (No Exercise of the Underwriters’ Overallotment Option)	After this Offering (Full Exercise of the Underwriters’ Overallotment Option)
5% Stockholders
Devon Park Bioventures, L.P.(2)	2,278,713	2,383,203	25.7%	15.0%	14.1%
Rho Ventures Entities(3)	1,808,240	1,880,337	20.4%	11.8%	11.1%
Care Capital Entities(4)	1,582,807	1,645,500	17.8%	10.4%	9.7%
MedImmune Ventures, Inc.(5)	1,419,790	1,476,215	16.0%	9.3%	8.7%
Pitango Venture Capital Fund Entities(6)	1,025,707	1,063,331	11.6%	6.7%	6.3%

Named executive officers and directors
David P. Southwell	—	—	*	*	*
Rudolf Baumgartner, M.D.(7)	128,009	128,009	1.4%	*	*
William K. McVicar, Ph.D.(8)	108,166	108,166	1.2%	*	*
Dale Ritter	—	—	*	*	*
Ittai Harel(9)	9,857	9,857	*	*	*
Paul G Howes(10)	117,506	117,506	1.3%	*	*
Devang V. Kantesaria, M.D(11).	2,288,570	2,393,060	25.8%	15.1%	14.2%
A.N. “Jerry” Karabelas, Ph.D.(12)	1,592,664	1,655,357	17.9%	10.4%	9.8%
Isai Peimer(13)	1,429,647	1,486,072	16.1%	9.4%	8.8%
Martin Vogelbaum(14)	9,857	9,857	*	*	*

All directors and executive officers as a group (10 persons)	5,684,276	5,907,884	64.0%	37.2%	35.0%

*	Represents beneficial ownership of less than one percent.
(1)	Does not include any of the approximately $18.0 million of shares of our common stock being offered in this offering that certain of our existing principal stockholders and their affiliated entities have indicated an interest in purchasing. Such indications of interest are not binding agreements or commitments to purchase, and any of such stockholders may determine to purchase more, less or no shares in this offering, or the underwriters may determine to sell more, less or no shares in this offering to any of such stockholders.
(2)	Consists of (a) 2,278,713 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock and (b) upon the consummation of this offering, an additional 104,490 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share, held by Devon Park Bioventures, L.P. The general partner of Devon Park Bioventures, L.P. is Devon Park Associates, L.P. and Devon Park Associates, LLC is the general partner of Devon Park Associates, L.P. Messrs. Devang V. Kantesaria, a member of our board, Christopher Moller and Marc Ostro are the managing members of Devon Park Associates, LLC. Each such managing director may be deemed to have shared voting and investment power over the shares held by Devon Park Bioventures, L.P. as described above. The address for Devon Park Bioventures, L.P. is 1400 Liberty Ridge Drive, Suite 103, Wayne, Pennsylvania, 19087.

(3)	Consists of (a) 533,026 shares prior to this offering and 557,511 shares after this offering beneficially owned by Rho Ventures IV (QP), L.P. (“Rho QP”), (b) 555,497 shares prior to this offering and 581,014 shares after this offering beneficially owned by Rho Ventures IV GmbH & Co. BETEILIGUNGS KG (“Rho GmbH”), (c) 493,312 shares prior to this offering and 500,796 shares after this offering beneficially owned by Rho Ventures IV Holdings LLC (“Rho Holdings”), (d) 96,824 shares prior to this offering and 101,456 shares after this offering beneficially owned by Rho Ventures IV, L.P. (“Rho IV”) and (e) 129,581 shares prior to this offering and 129,581 shares after this offering beneficially owned by Rho Ventures IV-A, L.P. (“Rho IV-A”). Rho QP’s shares consist of (a) 68,693 shares of common stock and 464,333 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock and (b) upon the consummation of this offering, an additional 24,485 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share. Rho GmbH’s shares consist of (a) 71,590 shares of common stock and 483,907 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock and (b) upon the consummation of this offering, an additional 25,517 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share. Rho Holdings’ shares consist of (a) 63,575 shares of common stock and 429,737 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock and (b) upon the consummation of this offering, an additional 17,463 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share. Rho IV’s shares consist of (a) 12,997 shares of common stock and 83,827 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock and (b) upon the consummation of this offering, an additional 4,632 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share. Rho IV-A’s shares consist of 16,181 shares of common stock and 113,400 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock. The voting and dispositive decisions with respect to the shares held by Rho IV, Rho Holdings, Rho IV-A, and Rho QP are made by the following managing members of their general partner or managing member, Rho Management Ventures IV, L.L.C.: Mark Leschly, Habib Kairouz and Joshua Ruch. The voting and dispositive decisions with respect to the shares held by Rho GmbH are made by the following managing directors of its general partner, Rho Capital Partners Verwaltungs GmbH: Mark Leschly, Habib Kairouz and Joshua Ruch. The address for the Rho Venture Entities is 152 West 57th Street, 23rd Floor, New York, New York 10019.
(4)

Consists of (a) 703,201 shares prior to this offering and 703,201 shares after this offering beneficially owned by Care Capital Investments II, LP (“Investments II”), (b) 817,696 shares prior to this offering and 879,360 shares after this offering beneficially owned by Care Capital Investments III, L.P. (“Investments III”), (c) 48,259 shares prior to this offering and 48,259 shares after this offering beneficially owned by Care Capital Offshore Investments II, LP (“Offshore II”) and (d) 13,651 shares prior to this offering and 14,680 shares after this offering beneficially owned by Care Capital Offshore Investments III, LP (“Offshore III”). Investments II’s shares consist of 201,296 shares of common stock and 501,905 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock. Investments III’s shares consist of (a) 817,696 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock and (b) upon the consummation of this offering, an additional 61,664 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share. Offshore II’s shares consist of 13,806 shares of common stock and 34,453 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock. Offshore III’s shares consist of (a) 13,651 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock and (b) upon the consummation of this offering, an additional 1,029 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share. The voting and disposition of the shares held by Investments II and Offshore II is determined by the following managing members of their general partner, Care Capital II, LLC: A.N. “Jerry” Karabelas, Ph.D., a member of our Board of Directors, Jan Leschly and David R. Ramsay. The voting and disposition of the shares held by Investments III and Offshore III is determined by the following managing members of their general partner, Care Capital III, LLC: A.N. “Jerry” Karabelas, Ph.D., a member of our Board of Directors, Jan Leschly, Richard Markham and David R. Ramsay. The address of the Care Capital Entities is 47 Hull Street, Suite 310, Princeton, New Jersey 08540.
(5)	Consists of (a) 188,912 shares of common stock and 1,230,878 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock and (b) upon the consummation of this offering, an additional 56,425 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share. Isai Peimer, a member of our Board of Directors, is a Managing Director at MedImmune Ventures, Inc. The address of MedImmune Ventures, Inc. is 1 MedImmune Way, Gaithersburg, Maryland 20878.
(6)	Consists of (a) 1,004,040 shares prior to this offering and 1,040,869 shares after this offering beneficially owned by Pitango Venture Capital Fund IV L.P. (“Pitango Fund IV”) and 21,667 shares prior to this offering and 22,462 shares after this offering beneficially owned by Pitango Venture Capital Fund Principals IV L.P. (“Pitango Principals”). Pitango Fund IV’s shares consist of (a) 190,533 shares of common stock and 813,507 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock and (b) upon the consummation of this offering, an additional 36,829 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share. Pitango Principals’ shares consist of (a) 4,109 shares of common stock and 17,558 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock and (b) upon the consummation of this offering, an additional 795 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share. The general partner and manager of Pitango Fund IV and Pitango Principals is Pitango V.C. Fund IV, L.P., whose general partner is Pitango G.P. Capital Holdings Ltd., an Israeli company owned indirectly (through personal holding entities) by each of the following individuals: Rami Kalish, Chemi J. Peres, Aaron Mankovski, Isaac Hillel, Rami Beracha and Zeev Binman. These individuals share voting and dispositive power, but none of them has sole voting or dispositive power, over the shares held by Pitango Fund IV and Pitango Principals. Ittai Harel, a member of our Board of Directors, is a general partner with Pitango Venture Capital. The address of the Pitango Fund IV and Pitango Principals is 11 Hamenofim Street, Building B, Herzliya Pituach 46725, Israel.
(7)	Consists of (a) 125,642 shares of common stock issuable upon conversion of our outstanding Series X convertible preferred stock and (b) 2,367 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 30, 2014.
(8)	Consists of (a) 106,320 shares of common stock issuable upon conversion of our outstanding Series X convertible preferred stock and (b) 1,846 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 30, 2014.
(9)	Consists of 9,857 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 30, 2014.
(10)	Consists of (a) 101,489 shares of common stock issuable upon conversion of our outstanding Series X convertible preferred stock and (b) 16,017 shares of common stock issuable upon the exercise of options exercisable within 60 days after September 30, 2014.

(11)	Consists of (a) 2,278,713 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock, (b) upon the consummation of this offering, an additional 104,490 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share, held by Devon Park Bioventures, L.P. and (c) 9,857 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 30, 2014. The general partner of Devon Park Bioventures, L.P. is Devon Park Associates, L.P. and Devon Park Associates, LLC is the general partner of Devon Park Associates, L.P. Messrs. Devang V. Kantesaria, a member of our board, Christopher Moller and Marc Ostro are the managing members of Devon Park Associates, LLC. Each such managing member may be deemed to have shared voting and investment power over the shares held by Devon Park Bioventures, L.P. as described above. The address for Devon Park Bioventures, L.P. is 1400 Liberty Ridge Drive, Suite 103, Wayne, Pennsylvania, 19087.
(12)	Consists of (a) 703,201 shares prior to this offering and 703,201 shares after this offering beneficially owned by Care Capital Investments II, LP (“Investments II”), (b) 817,696 shares prior to this offering and 879,360 shares after this offering beneficially owned by Care Capital Investments III, L.P. (“Investments III”), (c) 48,259 shares prior to this offering and 48,259 shares after this offering beneficially owned by Care Capital Offshore Investments II, LP (“Offshore II”), (d) 13,651 shares prior to this offering and 14,680 shares after this offering beneficially owned by Care Capital Offshore Investments III, LP (“Offshore III”) and (e) 9,857 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 30, 2014. Investments II’s shares consist of 201,296 shares of common stock and 501,905 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock. Investments III’s shares consist of (a) 817,696 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock and (b) upon the consummation of this offering, an additional 61,664 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share. Offshore II’s shares consist of 13,806 shares of common stock and 34,453 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock. Offshore III’s shares consist of (a) 13,651 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock and (b) upon the consummation of this offering, an additional 1,029 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share. The voting and disposition of the shares held by Investments II and Offshore II is determined by the following managing members of their general partner, Care Capital II, LLC: A.N. “Jerry” Karabelas, Ph.D., a member of our Board of Directors, Jan Leschly and David R. Ramsay. The voting and disposition of the shares held by Investments III and Offshore III is determined by the following managing members of their general partner, Care Capital III, LLC: A.N. “Jerry” Karabelas, Ph.D., a member of our Board of Directors, Jan Leschly, Richard Markham and David R. Ramsay. The address of the Care Capital Entities is 47 Hull Street, Suite 310, Princeton, New Jersey 08540.
(13)	Consists of (a) 188,912 shares of common stock and 1,230,878 shares of common stock issuable upon conversion of our outstanding Series AA convertible preferred stock, (b) upon consummation of this offering, an additional 56,425 shares of common stock issuable upon conversion of a subordinated convertible promissory note we issued in December 2014 at the assumed initial public offering price of $6.00 per share, and (c) 9,857 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 30, 2014. Isai Peimer, a member of our Board of Directors, is a Managing Director at MedImmune Ventures, Inc. The address of MedImmune Ventures, Inc. is 1 MedImmune Way, Gaithersburg, Maryland 20878.
(14)	Consists of 9,857 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 30, 2014.

EXHIBIT X

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our shares. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of September 30, 2014 (after giving effect to 1-for-3.39 and 1-for-1.197 reverse stock splits of our common stock and a proportional adjustment to the existing conversion ratio for each series of our redeemable convertible preferred stock, which became effective on November 26, 2014 and January 21, 2015, respectively), upon the closing of this offering of common stock, 15,877,490 shares of our common stock will be outstanding, assuming no exercise of the underwriters’ overallotment option, the conversion of the subordinated convertible promissory notes we issued in December 2014 into shares of common stock at a price per share equal to the price per share set forth on the cover page of this prospectus and no exercise of outstanding options. Concurrently with this offering, we are also making a public offering of $20.0 million aggregate principal amount of     % Convertible Senior Notes due 2020, or the notes (plus up to an additional $3.0 million principal amount of notes if the underwriters for the concurrent offering of notes exercise their overallotment option). Holders of the notes may convert all or any portion of their notes at any time prior to the close of business on the second business day immediately preceding the maturity date. The conversion rate will initially be                  shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of our common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following a make-whole fundamental change (as defined in the Convertible Senior Notes Prospectus) that occurs prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such make-whole fundamental change in certain circumstances. In addition, holders who convert on or after          days from the date of issuance of the notes may also be entitled to receive under certain circumstances an interest make-whole payment. We may pay any interest make-whole payment in cash, shares of our common stock or a combination thereof, at our election. Upon conversion of the notes into shares of our common stock but without the application of any anti-dilution, make-whole, interest make-whole payment or other adjustments,                  shares, based upon the assumed initial public offering price of $6.00 per share, would be issuable upon conversion of the notes, if issued. The closing of this offering is not contingent upon the closing of the concurrent offering of notes, but the closing of the concurrent offering of notes is contingent upon the closing of this offering. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

Rule 144

In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

■	1% of the number of shares then outstanding, which will equal approximately 159,000 shares immediately after this offering assuming no exercise of the underwriters’ overallotment option, based on the number of shares outstanding as of September 30, 2014; or
■	the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

In connection with this offering, all of our directors and executive officers and certain holders of our shares, who collectively held approximately 9.0 million shares of common stock (assuming conversion of all of our outstanding shares of preferred stock) as of September 30, 2014, and substantially all of our optionholders who are not stockholders, have signed lock-up agreements which prevent them from selling any of our common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of not less than 180 days from the date of the preliminary prospectus prepared for this offering without the prior written consent of each of Cowen and Company, LLC and Piper Jaffray & Co., as representatives of the underwriters. The representatives may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the 180-day period. When determining whether or not to release shares from the lock-up agreements, the representatives will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. In addition, our optionholders who have not executed lock-up agreements are nevertheless subject to similar restrictions set forth in the option agreements executed in connection with our 2004 Plan and 2014 Plan.

Registration Rights

Upon the closing of this offering, the holders of approximately 8.6 million shares of common stock or their transferees will be entitled to various rights with respect to registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See “Description of Capital Stock—Registration Rights” for additional information.

Stock Option Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under the 2004 and 2014 Plans and the ESPP. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. We estimate that such registration statement on Form S-8 will cover approximately 2.8 million shares.

EXHIBIT Y

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below. Cowen and Company, LLC and Piper Jaffray & Co. are the representatives of the underwriters.

Underwriter	Number of Shares
Cowen and Company, LLC
Piper Jaffray & Co.
Canaccord Genuity Inc.
Nomura Securities International, Inc.

Total	6,667,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares of common stock sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Certain of our existing principal stockholders and their affiliated entities have indicated an interest in purchasing an aggregate of approximately $18.0 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, these stockholders may determine to purchase fewer shares than they have indicated an interest in purchasing or not to purchase any shares in this offering. It is also possible that these stockholders could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to any of these stockholders than the stockholders have indicated an interest in purchasing or not to sell any shares to these stockholders.

Y-1

EXHIBIT Z

Overallotment Option to Purchase Additional Shares

We have granted to the underwriters an option to purchase up to 1,000,050 additional shares of common stock at the public offering price, less the underwriting discount, in this offering of common stock. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of common stock offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Z-1

EXHIBIT AA

Inotek Pharmaceuticals Corporation

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,		September 30, 2014	Pro Forma September 30, 2014
	2012	2013
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,372	$12,793	$5,357	$7,357
Prepaid expenses and other current assets	45	66	74	74

Total current assets	1,417	12,859	5,431	7,431
Other assets	4	4	1,067	1,067

Total assets	$1,421	$12,863	$6,498	$8,498

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Notes payable-current portion	$–	$1,410	$2,980	$2,980
Accounts payable	387	229	1,048	1,048
Accrued expenses and other current liabilities	665	1,579	1,468	1,468
Convertible notes payable	2,713	–	–	–

Total current liabilities	3,765	3,218	5,496	5,496
Notes payable, net of current portion	–	5,395	3,294	3,294
Warrant liabilities	–	1,888	294	–
Other long-term liabilities	24	24	24	24

Total liabilities	3,789	10,525	9,108	8,814

Series AA redeemable convertible preferred stock, $0.001 par value; 23,923,602 shares, 25,757,874 shares, 25,757,874 shares, and 25,757,874 shares authorized at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively; 15,458,796 shares, 23,204,783 shares, 24,057,013 shares and no shares issued and outstanding at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively	27,856	40,685	45,114	–

Series X redeemable convertible preferred stock, $0.001 par value; 2,451,183 shares, 2,902,050 shares, 2,902,050 shares, and 2,902,050 shares authorized at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively; 2,451,184 shares, 1,892,320 shares, 1,892,320 shares and no shares issued and outstanding at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively	706	548	548	–

Total redeemable convertible preferred stock	28,562	41,233	45,662	–

Commitments and Contingencies (Note 8)

Stockholders’ deficit:

Common stock, $0.01 par value; 85,000,000 shares, 32,857,171 shares, 32,857,171 shares, and 32,857,171 shares authorized at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively; 1,018,351 shares, 1,021,972 shares, 1,020,088 shares and 9,210,490 shares issued at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively; 1,016,467 shares, 1,020,088 shares, 1,020,088 shares and 9,210,490 shares outstanding at December 31, 2012, December 31, 2013, September 30, 2014 (unaudited) and pro forma (unaudited), respectively

	10	10	10	92
Treasury stock, at cost 1,884 shares, at December 31, 2012 and 2013 and no shares at September 30, 2014 (unaudited) and pro forma (unaudited), respectively	(176)	(176)	–	–
Additional paid-in capital	80,130	79,781	77,611	125,485
Accumulated deficit	(110,894)	(118,510)	(125,893)	(125,893)

Total stockholders’ deficit	(30,930)	(38,895)	(48,272)	(316)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit	$1,421	$12,863	$6,498	$8,498

The accompanying notes are an integral part of these consolidated financial statements.

AA-1

EXHIBIT BB

Inotek Pharmaceuticals Corporation

Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share and per share data)

	Series AA Redeemable Convertible Preferred Stock		Series X Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Par Value	Shares	Amount
Balances at December 31, 2011	15,458,796	$25,738	2,451,184	$495	1,018,351	$10	(1,884)	$(176)	$81,973	$(104,836)	$(23,029)
Stock-based compensation	–	–	–	211	–	–	–	–	275	–	275
Accretion of Series AA preferred stock issuance costs	–	45	–	–	–	–	–	–	(45)	–	(45)
Accrual of Series AA preferred stock dividends	–	2,073	–	–	–	–	–	–	(2,073)	–	(2,073)
Net loss	–	–	–	–	–	–	–	–	–	(6,058)	(6,058)

Balances at December 31, 2012	15,458,796	27,856	2,451,184	706	1,018,351	10	(1,884)	(176)	80,130	(110,894)	(30,930)
Repurchase of Series X preferred stock	–	–	(558,864)	(343)	–	–	–	–	–	–	–
Stock-based compensation	–	–	–	185	–	–	–	–	10	–	10
Issuance of Series AA preferred stock and Series AA preferred stock warrants, net of issuance costs	6,540,221	8,377	–	–	–	–	–	–	–	–	–
Issuance of Series AA preferred stock upon conversion of convertible notes and accrued interest	2,677,731	4,093	–	–	–	–	–	–	–	–	–
Conversion of Series AA preferred stock into common stock	(1,471,965)	(2,253)	–	–	3,621	–	–	–	2,253	–	2,253
Accretion of Series AA preferred stock to redemption value	–	380	–	–	–	–	–	–	(380)	–	(380)
Accrual of Series AA preferred stock dividends	–	2,232	–	–	–	–	–	–	(2,232)	–	(2,232)
Net loss	–	–	–	–	–	–	–	–	–	(7,616)	(7,616)

Balances at December 31, 2013	23,204,783	40,685	1,892,320	548	1,021,972	10	(1,884)	(176)	79,781	(118,510)	(38,895)
Stock-based compensation (unaudited)	–	–	–	–	–	–	–	–	177	–	177
Accretion of Series AA preferred stock to redemption value (unaudited)	–	628	–	–	–	–	–	–	(628)	–	(628)
Accrual of Series AA preferred stock dividends (unaudited)	–	2,498	–	–	–	–	–	–	(2,498)	–	(2,498)
Exercise of Series AA preferred stock warrants (unaudited)	852,230	1,303	–	–	–	–	–	–	955	–	955
Retirement of treasury stock (unaudited)	–	–	–	–	(1,884)	–	1,884	176	(176)	–	–
Net loss (unaudited)	–	–	–	–	–	–	–	–	–	(7,383)	(7,383)

Balances at September 30, 2014 (unaudited)	24,057,013	45,114	1,892,320	548	1,020,088	10	–	–	77,611	(125,893)	(48,272)
Conversion off redeemable convertible preferred stock into common stock (unaudited)	(24,057,013)	(45,114)	(1,892,320)	(548)	7,857,073	79	–	–	45,583	–	45,662
Conversion of subordinated convertible promissory notes (unaudited)	–	–	–	–	333,329	3	–	–	1,997	–	2,000
Reclassification of warrants to purchase preferred stock to stockholders’ deficit (unaudited)	–	–	–	–	–	–	–	–	294	–	294

Pro forma balances—September 30, 2014 (unaudited)	–	$–	–	$–	9,210,490	$92	–	$–	$125,485	$(125,893)	$(316)

The accompanying notes are an integral part of these consolidated financial statements.

BB-1

EXHIBIT CC

Unaudited Pro Forma Presentation—In August 2014, the Company’s board of directors authorized the Company to submit a draft registration statement to the Securities and Exchange Commission (the “SEC”) permitting the Company to sell shares of its common stock to the public. The unaudited pro forma balance sheet as of September 30, 2014 reflects (a) the automatic conversion of all of the shares of Preferred Stock (Note 7) and accrued dividends thereon into 7,857,073 shares of common stock, and (b) the automatic conversion of $2.0 million of subordinated convertible promissory notes the Company sold in December 2014 (see Note 11) into 333,329 shares of common stock and the receipt of proceeds therefrom.

Unaudited pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding after giving effect to the conversion of all Preferred Stock and the $2.0 million of subordinated convertible promissory notes during the year ended December 31, 2013 and the nine months ended September 30, 2014 into shares of the Company’s common stock as if such conversions had occurred at the date the Company issued such shares or the beginning of the applicable period, as appropriate.

CC-1

EXHIBIT DD

2014 Plan (unaudited)

In November 2014, the Board of Directors increased the number of shares available for grant under the terms of the 2014 Plan to the number of shares that represents 13.7% of the outstanding common stock after giving effect to the issuance of shares relating to the proposed initial public offering (not including any shares purchased by the underwriters pursuant to their overallotment option).

DD-1

EXHIBIT EE

6,667,000 Shares

Common Stock

PROSPECTUS

Cowen and Company	Piper Jaffray
Canaccord Genuity	Nomura

                    , 2015

Through and including                     , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

EE-1

The information in this preliminary prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell the notes and it is not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

EXHIBIT FF

PROSPECTUS (Subject to completion)	February 17, 2015

$20,000,000

    % Convertible Senior Notes due 2020

Interest payable on February 15 and August 15

We are offering $20,000,000 principal amount of our     % Convertible Senior Notes due 2020, or the notes. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2015. The notes will mature on February 15, 2020 unless earlier converted or repurchased.

Holders may convert all or any portion of their notes at any time prior to the close of business on the second business day immediately preceding the maturity date. Upon conversion of a note, we will deliver for each $1,000 principal amount of converted notes a number of shares of our common stock equal to the conversion rate, as described in this prospectus.

The conversion rate will initially be             shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of our common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event in certain circumstances. Holders who convert on or after      days from the date of issuance of the notes may also be entitled to receive under certain circumstances an interest make-whole payment payable in cash, shares of our common stock or combination thereof, at our election.

We may not redeem the notes prior to maturity. No sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our general unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with all of our existing and future liabilities that are not so subordinated; effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of our future subsidiaries, if any.

For a more complete description of the terms of the notes, see the “Description of Notes” section of this prospectus. We do not intend to list the notes on any securities exchange or any automated dealer quotation system. We intend to apply to list our common stock on The NASDAQ Global Market under the symbol “ITEK”.

Concurrently with this offering of notes, we are offering 6,667,000 shares of our common stock (or up to 7,667,050 shares of our common stock if the underwriters for that offering exercise their overallotment option), in an underwritten initial public offering of shares of our common stock pursuant to a separate prospectus. The closing of this offering of notes is contingent upon the closing of the concurrent offering of common stock and the listing of our common stock on The NASDAQ Global Market, but the closing of the concurrent offering of common stock is not contingent upon the closing of this offering of notes.

Our business and an investment in the notes involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 17 of this prospectus.

	Per note	Total
Initial public offering price(1)	100%	$20,000,000
Underwriting discount	7%	$1,400,000
Proceeds, before expenses, to Inotek	93%	$18,600,000

(1)	Plus accrued interest from , 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters may also purchase up to an additional $3,000,000 principal amount of notes from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on                     , 2015.

Nomura	Cowen and Company	Piper Jaffray

Canaccord Genuity

            , 2015

FF-1

EXHIBIT GG

The Offering

Issuer	Inotek Pharmaceuticals Corporation, a Delaware corporation

Securities offered by us	$20.0 million principal amount of % Convertible Senior Notes due 2020, or the notes ($23.0 million principal amount of notes if the underwriters exercise their option to purchase additional notes to cover overallotments)

Underwriters’ option to purchase additional notes to cover overallotments	$3.0 million principal amount of notes

Maturity	February 15, 2020, unless earlier converted or repurchased

Interest and payment dates	% per year. Interest will accrue from , 2015 and will be payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2015 to holders of record at the close of business on February 1 or August 1, as the case may be, immediately preceding each interest payment date. We will pay additional interest, if any, at our election, as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion rights	Holders may convert all or any portion of their notes at their option prior to the close of business on the second business day immediately preceding the maturity date.

The conversion rate will initially be shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of our common stock), subject to adjustment as described in this prospectus.

Upon conversion of a note, we will deliver for each $1,000 principal amount of converted notes a number of shares of our common stock equal to the conversion rate, as described in this prospectus. See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date, we may be required to increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event in certain circumstances as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the delivery to you of shares of our common stock, together with a cash payment for any fractional share, upon conversion of a note.

Interest Make-Whole Payment

On or after      days from the date of issuance of the notes, we will, in addition to the other consideration payable or deliverable in connection with any conversion of notes, make an interest make-whole payment to the converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding from the conversion date through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date if the notes had not been so converted, using a discount rate equal to 2%. We may pay any interest make-whole payment in cash, shares of our common stock or a combination thereof, at our election.

Notwithstanding the foregoing, if in connection with any conversion the conversion rate is adjusted as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” herein, then such holder will not receive the interest make-whole payment with respect to such note.

See “Description of Notes—Interest Make-Whole Payment.”

No redemption	We may not redeem the notes pursuant to the indenture governing the notes prior to maturity though the indenture will not limit our ability to make open-market purchases or tender offers for the notes at any time. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or any portion of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes will be our general unsecured obligations and will rank:

■       senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes;

■      equal in right of payment with all of our existing and future liabilities that are not so subordinated;

■       effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

■       structurally junior to all indebtedness and other liabilities of our future subsidiaries, if any.

As of September 30, 2014, we had total consolidated indebtedness of $6.3 million, all of which was secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise by the underwriters’ of their overallotment option) our total consolidated indebtedness would have been $26.3 million. See “Description of Notes—Ranking.”

The indenture governing the notes will not limit the amount of debt that we or our future subsidiaries, if any, may incur.

Certain Covenants	The indenture governing the notes will limit our ability and the ability of our subsidiaries to incur indebtedness, issue preferred stock and incur liens and our ability to merge or consolidate.

See “Description of Notes— Limitation on Incurrence of Additional Indebtedness,” “Description of Notes— Limitation on Liens” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $18.6 million, or $21.4 million if the underwriters exercise their overallotment option, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We estimate that the net proceeds to us from the concurrent offering of our common stock of approximately $35.0 million, or $40.5 million if the underwriters for the concurrent offering of our common stock exercise their overallotment option, based on an assumed initial public offering price of $6.00 per share set forth on the cover page of the prospectus for the concurrent offering of our common stock, or the Common Stock Prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and the concurrent offering of our common stock to fund the continued development of our product candidates and for other general corporate purposes. We intend to repay borrowings under and terminate our existing notes payable agreements with Horizon Technology Finance Corporation and Fortress Credit Co LLC with a portion of the net proceeds from this offering. See “Use of Proceeds.”

Concurrent offering of common stock

Concurrently with this offering, we are also making a public offering of 6,667,000 shares of our common stock (7,667,050 shares if the underwriters for the concurrent offering of common stock exercise their overallotment option) in an underwritten initial public offering pursuant to the separate Common Stock Prospectus. Prior to the concurrent offering of common stock, there has been no public market for our common stock.

Certain of our existing principal stockholders and their affiliated entities have indicated an interest in purchasing an aggregate of approximately $18.0 million in shares of our common stock in the concurrent offering of our common stock at the initial public offering price. Assuming an initial public offering price of $6.00 per share, these stockholders would purchase an aggregate of approximately 3.0 million of the 6,667,000 shares offered in the concurrent offering of our common stock based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, these stockholders may determine to purchase fewer shares than they have indicated an interest in purchasing or not to purchase any shares in the concurrent offering of our common stock. It is also possible that these stockholders could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to any of these stockholders than the stockholders have indicated an interest in purchasing or not to sell any shares to these stockholders.

This prospectus shall not be deemed an offer to sell or a solicitation of an offer to buy any of the common stock offered in the concurrent offering of common stock. The closing of this offering of notes is contingent upon the closing of the concurrent offering of common stock and the listing of our common stock on The NASDAQ Global Market, but the closing of the concurrent offering of common stock is not contingent upon the closing of this offering of notes.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes—Book-Entry, Settlement and Clearance.”

Form and denomination	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Absence of a public market for the notes

The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax consequences	For a description of the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain Material U.S. Federal Income Tax Considerations For U.S. and non-U.S. Holders of the Notes.”

Governing law	The notes and the indenture governing the notes will be governed by New York law.

Proposed NASDAQ Global Market symbol for our common stock	“ITEK”

Trustee, paying agent, registrar and conversion agent	Wilmington Trust, National Association

Risk factors	You should carefully read “Risk Factors” in this prospectus for a discussion of factors that you should consider before deciding to invest in the notes.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

■	the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur immediately prior to the closing of this offering;
■	1-for-3.39 and 1-for-1.197 reverse stock splits of our common stock and a proportional adjustment to the existing conversion ratio for each series of our redeemable convertible preferred stock, which became effective on November 26, 2014 and January 21, 2015, respectively;
■	the conversion of all of our outstanding 25,949,333 shares of preferred stock, including all accrued and unpaid dividends thereon, into 7,857,073 shares of common stock upon the closing of this offering;
■	the automatic conversion of the $2.0 million of subordinated convertible promissory notes we issued in December 2014 into 333,329 shares of common stock upon the consummation of this offering at the assumed initial public offering price of $6.00 per share;
■	no issuance or exercise of stock options or warrants after September 30, 2014;
■	the completion of the concurrent offering of 6,667,000 shares of our common stock (assuming no exercise by the underwriters for the concurrent offering of common stock to purchase up to 1,000,050 shares of common stock in the concurrent offering of common stock to cover overallotments, if any).

EXHIBIT HH

Summary Financial Data

The summary statements of operations data for the years ended December 31, 2012 and 2013 are derived from our audited financial statements included elsewhere in this prospectus. The summary statements of operations data for the nine months ended September 30, 2013 and 2014, and the summary balance sheet data as of September 30, 2014, have been derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. The summary financial data reflects 1-for-3.39 and 1-for-1.197 reverse stock splits of our common stock and a proportional adjustment to the existing conversion ratio for each series of our redeemable convertible preferred stock, which became effective on November 26, 2014 and January 21, 2015, respectively.

You should read this summary financial data together with our audited financial statements and related notes included elsewhere in this prospectus and the information under the captions “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results, and our operating results for the nine-month period ended September 30, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2014 or any other interim periods or any future year or period.

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
(in thousands, except share and per share data)			(unaudited)
Statements of Operations Data:
Operating expenses:
Research and development	$(3,542)	$(5,330)	$(3,738)	$(4,655)
General and administrative	(2,307)	(1,324)	(1,242)	(1,337)

Loss from operations	(5,849)	(6,654)	(4,980)	(5,992)
Other income	4	3	2	–
Interest expense	(213)	(884)	(638)	(735)
Change in fair value of warrant liabilities	–	(81)	(29)	(656)

Net loss	$(6,058)	$(7,616)	$(5,645)	$(7,383)

Net loss per common share—basic and diluted	$(8.04)	$(10.05)	$(7.14)	$(10.30)

Weighted-average common shares outstanding—basic and diluted	1,016,467	1,018,183	1,017,541	1,020,088

Pro forma net loss per common share—basic and diluted (unaudited)(1)		$(1.41)		$(1.25)

Pro forma weighted-average common shares outstanding—basic and diluted (unaudited)		7,248,378		8,413,839

	As of September 30, 2014
	Actual	Pro Forma(2)	Pro Forma As Adjusted For The Offering of Common Stock And Notes(3)(4)
(in thousands)	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$5,357	$7,357	$60,909
Total assets	6,498	8,498	62,050
Notes offered hereby(5)	—	—	20,000
Notes payable—current portion(6)	2,980	2,980	2,980
Notes payable, net of current portion(6)	3,294	3,294	3,294
Convertible subordinated promissory notes	—	—	—
Warrant liabilities	294	—	—
Total liabilities	9,108	8,814	28,814
Series AA redeemable convertible preferred stock	45,114	—	—
Accumulated deficit	(125,893)	(125,893)	(125,893)
Total stockholders’ (deficit) equity	(48,272)	(316)	34,636

(1)	See Note 2 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate the historical and pro forma net loss per share, basic and diluted, and the number of shares used in the computation of the per share amounts.
(2)	Pro forma column in the balance sheet data table above reflects (a) the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 7,857,073 shares of common stock immediately prior to the closing of the concurrent offering of our common stock (b) the automatic conversion of the $2.0 million of subordinated convertible promissory notes we issued in December 2014 into 333,329 shares of common stock upon the consummation of this offering at the assumed initial public offering price of $6.00 per share, and the cash received upon the sale of such notes and (c) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the closing of this offering.
(3)	Pro forma as adjusted for the offering of common stock and notes column in the balance sheet data table above gives effect to (a) the pro forma adjustments set forth above and (b) the sale and issuance by us of 6,667,000 shares of our common stock in the concurrent offering of our common stock, based upon the assumed initial public offering price of $6.00 per share and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us in connection with this offering. The closing of the concurrent offering of our common stock is not contingent upon the closing of this offering of notes, but the closing of this offering of notes is contingent upon the closing of the concurrent offering of our common stock and the listing of our common stock on The NASDAQ Global Market. Any increase or decrease in the principal amount of the notes issued in the concurrent offering of notes will have a corresponding increase or decrease in the amount of our cash and cash equivalents, total assets, notes and total liabilities.
(4)

A $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share would increase (decrease) the amount of our cash and cash equivalents, total assets and total stockholders’ equity by $6.2 million, assuming the number of shares offered by us, as set forth on the cover page of the Common Stock Prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us in connection with this offering. An increase (decrease) of one million shares offered by us would increase (decrease) the amount of our cash and cash equivalents, total assets and total stockholders’ equity by $5.6 million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us in connection with this offering.
(5)	The pro forma carrying value of the convertible notes represents the face value of such notes, without regard to any accounting treatment that may be required to separately account for potential embedded derivative instruments. The value assigned to any derivative financial instruments that require separate accounting would not affect principal or interest amounts that the company will have to pay.
(6)	We intend to repay in full the borrowings represented by these notes and terminate our notes payable agreements upon the closing of this offering.

EXHIBIT II

Risks Related to the Notes and Our Common Stock

The notes are effectively subordinated to our secured debt and will be structurally subordinated to the liabilities of our future subsidiaries, if any.

The notes will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with all of our existing and future liabilities that are not so subordinated; effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of our future subsidiaries, if any. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets and the assets of our future subsidiaries, if any, will be available to pay obligations on the notes only after all claims senior to the notes have been paid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. Subject to certain conditions and limitations (including the restrictions described under “Description of Notes—Limitation on Incurrence of Additional Indebtedness” and “Description of Notes—Limitation on Liens”), the indenture does not prohibit us or any of our future subsidiaries from incurring additional indebtedness, and will not contain any financial covenants or restrictions on the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries.

As of September 30, 2014, we had total consolidated indebtedness of $6.3 million, all of which was secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise by the underwriters’ of their option to purchase additional notes to cover overallotments and no settlement of any applicable interest make-whole payment in shares of our common stock) our total consolidated indebtedness would have been $26.3 million.

II-1

EXHIBIT JJ

The indenture governing the notes will contain restrictions that will limit our operating flexibility, and we may incur additional debt in the future that may include similar or additional restrictions.

The indenture governing the notes will contain covenants that, among other things, restrict our and our future subsidiaries’ ability to take specific actions, even if we believe them to be in our best interest. These covenants will include restrictions on our ability and the ability of our subsidiaries to:

■	incur additional indebtedness and issue certain types of preferred stock, other than certain permitted indebtedness and preferred stock; and
■	incur liens, other than certain permitted liens.

In addition, the indenture governing the notes will include a covenant that limits our ability to merge or consolidate with other entities in certain circumstances. These covenants and restrictions limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively. See “Description of Notes—Limitation on Incurrence of Additional Indebtedness” and “Description of Notes—Limitation on Liens.” Our existing notes payable agreements with Horizon Technology Finance Corporation and Fortress Credit Co LLC do substantially limit our ability to incur additional debt without lender consent, however, we intend to repay borrowings under and terminate these notes payable agreements with a portion of the net proceeds from this offering.

A breach of any of these covenants or other provisions in our debt agreements could result in an event of default, which if not cured or waived, could result in the notes or such debt becoming immediately due and payable. This, in turn, could cause any of our other debt to become due and payable as a result of cross-default or cross-acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt.

JJ-1

EXHIBIT KK

Subject to certain conditions and limitations, the indenture governing the notes will permit us to incur a certain amount of additional indebtedness, some of which may be secured, and will not require us to maintain financial ratios or specified levels of net worth or liquidity; if we incur substantial additional indebtedness it may adversely affect our ability to make payments on the notes.

Subject to certain conditions and limitations, the indenture governing the notes will permit us and our future subsidiaries to incur a certain amount of additional indebtedness, some of which may be secured, and will not require us to maintain financial ratios or specified levels of net worth or liquidity. We and our future subsidiaries may be able to incur substantial additional debt in the future. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of and interest on the notes, or any fundamental change repurchase price or any cash due upon conversion, and our creditworthiness generally.

KK-1

EXHIBIT LL

Servicing our debt requires a significant amount of cash. We may not have sufficient cash flow from our business to make payments on our debt, and we may not have the ability to pay any interest make-whole payment upon conversion in whole or in part in cash, to repay the principal amount of the notes at maturity or to repurchase the notes upon a fundamental change, and our existing debt contains and our future debt may contain limitations on our ability to repurchase the notes.

We currently have no source of revenue. Our ability to make scheduled payments of the principal of, to pay interest (including any applicable interest make-whole payment we elect to pay in whole or in part in cash) on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors that may be beyond our control. Our business has not historically generated cash flow from operating activities and may not in the future generate cash flow from operating activities sufficient to service our debt, including the notes, and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the notes.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Holders of the notes will also have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, holders who convert on or after          days from the date of issuance of the notes may also be entitled to receive under certain circumstances an interest make-whole payment. We may pay any interest make-whole payment in cash, shares of our common stock or a combination thereof, at our election. However, we may not have enough available cash or be able to obtain financing at the time we are required to repay the principal amount of the notes, make repurchases of the notes surrendered therefor or pay the interest make-whole payment, if we elect to make such payment in whole or in part in cash. In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repay the principal amount of the notes, repurchase notes at a time when the repurchase is required by the indenture or pay the interest make-whole payment, if we elect to make such payment in whole or in part in cash, would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repay or repurchase the notes.

In addition, our significant indebtedness, combined with our other financial obligations and contractual commitments, could have other important consequences. For example, it could:

■	make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;
■	limit our flexibility in planning for, or reacting to, changes in our business and our industry;
■	place us at a disadvantage compared to our competitors who have less debt; and
■	limit our ability to borrow additional amounts for working capital and other general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products, services and technologies.

LL-1

Any of these factors could materially and adversely affect our business, financial condition and results of operations. In addition, if we incur additional indebtedness, the risks related to our business and our ability to service or repay our indebtedness would increase.

LL-2

EXHIBIT MM

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall and adversely impact the trading price of the notes.

Sales of a substantial number of shares of our common stock or any of our securities linked to our common stock, such as the notes, in the public market or the perception that these sales might occur, could depress the market price of our common stock, which would likely adversely affect the trading price of the notes, and could impair our ability to raise capital through the sale of additional equity securities or equity-linked securities. Substantially all of our existing stockholders are subject to lock-up agreements with the underwriters of the concurrent offering of common stock that restrict the stockholders’ ability to transfer shares of our common stock for a period of 180 days after the date of the Common Stock Prospectus. After the concurrent offering of common stock, we will have outstanding 15,877,490 shares of common stock based on the number of shares outstanding as of September 30, 2014 and we will have reserved 3.3 million shares of our common stock to be issued upon the conversion of the notes (assuming an initial public offering price of $6.00 per share, and no exercise by the underwriters of their option to purchase additional notes to cover overallotments in full). Subject to limitations, approximately 9.0 million shares will become eligible for sale upon expiration of the lock-up period, as calculated and described in more detail in the section entitled “Shares Eligible for Future Sale”. In addition, shares issued or issuable upon exercise of options and warrants vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock, which would likely adversely affect the trading price of the notes.

Moreover, after the concurrent offering of common stock and based on the number of shares outstanding at September 30, 2014, holders of an aggregate of shares of our common stock will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Registration of these shares under the Securities Act of 1933, as amended, or the Securities Act, would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock, which would likely adversely affect the trading price of the notes.

MM-1

EXHIBIT NN

Holders of notes will not be entitled to any rights with respect to shares of our common stock, but will be subject to all changes made with respect.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring approval of holders of shares of common stock and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

NN-1

EXHIBIT OO

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. We will be required to deliver such shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

OO-1

EXHIBIT PP

The notes are protected only by a limited set of restrictive covenants.

Subject to certain conditions and limitations (including the restrictions described under “Description of Notes—Limitation on Incurrence of Additional Indebtedness” and “Description of Notes—Limitation on Liens”), the indenture does not prohibit us or any of our future subsidiaries from incurring additional indebtedness, and will not contain any financial covenants or restrictions on the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.” Accordingly, subject to restrictions contained in the indenture governing the notes and our future debt instruments, we could enter into certain transactions that could increase the amounts of our debt or otherwise affect our capital structure or any credit ratings and the value of the notes and our common stock but would not constitute a fundamental change or a make-whole fundamental change.

PP-1

EXHIBIT QQ

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate for notes converted in connection with such make-whole fundamental change. The increase, if any, in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid (or deemed paid) per share of our common stock in the transaction is greater than $         per share or less than $         per share (in each case, subject to adjustment), the conversion rate will not be increased. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed             , subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

QQ-1

EXHIBIT RR

You will not receive cash payments of accrued but unpaid interest upon conversion of the notes.

Upon conversion of your notes, we will deliver shares of our common stock, together with a cash payment for any fractional share, as set forth under “Description of Notes—Conversion Rights—Settlement Upon Conversion.” Except in limited circumstances, our obligation to pay accrued but unpaid interest attributable to the period from the most recent interest payment date through the conversion date will be deemed to be satisfied upon delivery of the consideration due upon conversion.

RR-1

EXHIBIT SS

Our existing principal stockholders, executive officers and directors own a significant percentage of our common stock and will be able to exert a significant control over matters submitted to our stockholders for approval.

After the concurrent offering of common stock, our officers and directors, and stockholders who own more than 5% of our outstanding common stock before the concurrent offering of common stock will, in the aggregate, beneficially own approximately 55% of our common stock (after giving effect to the conversion of all outstanding shares of our convertible preferred stock and $2.0 million convertible subordinated promissory notes but assuming no exercise by the underwriters of the concurrent offering of common stock of their overallotment option and no exercise of outstanding options or warrants).

This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. As a result, these stockholders, if they acted together, could significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders may be able to determine all matters requiring stockholder approval. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders. This may also prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as a holder of notes or one of our stockholders, if you receive common stock upon conversion of your notes, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock and the notes.

SS-1

EXHIBIT TT

DESCRIPTION OF NOTES

We will issue the notes under an indenture, or the indenture, to be entered into upon the closing of this offering between us and Wilmington Trust, National Association, a national banking association, as trustee, or the trustee.

You may request a copy of the indenture, which includes the form of the notes, from us as described under “Where You Can Find More Information.” The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the notes and the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Inotek Pharmaceuticals Corporation and not to any of our existing and future subsidiaries.

General

The notes will:

■	be our general unsecured, senior obligations;
■	initially be limited to an aggregate principal amount of $20.0 million ($23.0 million if the underwriters exercise their option to purchase additional notes to cover overallotments);
■	bear cash interest from February , 2015 at an annual rate of % payable semi-annually on February 15 and August 15 of each year, beginning on August 15, 2015;
■	not be redeemable at our option prior to their maturity date;
■	be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date;
■	mature on February 15, 2020, unless earlier converted or repurchased;
■	be issued in denominations of $1,000 and integral multiples of $1,000; and
■	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “—Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions, the notes may be converted at an initial conversion rate of              shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of our common stock). The conversion rate is subject to adjustment if certain events occur.

Upon conversion, we will deliver shares of our common stock, together with a cash payment in lieu of delivering any fractional share, as described under “—Conversion Rights—Settlement upon Conversion,” and an interest make-whole payment, if applicable, as described under “—Interest Make-Whole Payment.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

Subject to certain conditions and limitations (including the restrictions described under “—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens”), the indenture does not prohibit us or any of our subsidiaries from incurring additional indebtedness, and will not contain any financial covenants or restrictions on the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (except for any differences in issue date, issue price and interest accrued, if any) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax and securities law purposes, such additional notes will have a separate CUSIP number.

We do not intend to list the notes on any securities exchange or any interdealer quotation system.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below, but excluding notes repurchased pursuant to cash-settled swaps or other derivatives), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation in accordance with its customary procedures, and they will no longer be considered “outstanding” under the indenture upon their repurchase. All notes delivered to the trustee shall be cancelled promptly by the trustee in accordance with its procedures. Except for notes surrendered for registration of transfer or exchange, no notes shall be issued to replace any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a privately negotiated transaction or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without prior notice to the holders of the notes.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay or cause the paying agent to pay the principal of, and interest on, the notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay or cause the paying agent to pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in the continental United States of America as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar; provided that the paying agent and registrar must be located within the continental United States of America. Interest on certificated notes will be payable (i) to holders holding certificated notes having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and

(ii) to holders holding certificated notes having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which wire instructions shall be received by the Paying Agent at least 5 business days prior to the date when payment is due, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange its notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from                     , 2015 or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2015.

Interest will be paid to the person in whose name a note is registered at the close of business on February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months or, in the case of a partial month, the number of days elapsed over a 30-day month.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change occurs on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or other day on which banking institutions in New York State or the place of payment are authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Interest Make-Whole Payment

On or after      days from the date of issuance of the notes, we will, in addition to the other consideration payable or deliverable in connection with any conversion of notes, make an interest make-whole payment (an “interest make-whole payment”) to the converting holder equal to the sum of the present values of the scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding from the conversion date through the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date if the notes had not been so converted or otherwise repurchased.

If a conversion date occurs after 5:00 p.m., New York City time, on a regular record date for the payment of interest but prior to 9:00 a.m., New York City time on the interest payment date corresponding to such regular record date, we will not pay accrued interest to any converting holder and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such regular record date. In such case, the interest make-whole payment to such converting holders will equal the present value of all remaining interest payments, starting with the next interest payment date for which interest has not been provided for until the earlier of (i) the date that is three years after the conversion date and (ii) the maturity date if the notes had not been so converted or otherwise repurchased.

The present values will be computed using a discount rate equal to 2% by a U.S. nationally recognized independent investment banking firm, which may be one of the underwriters, retained by us for this purpose.

We will satisfy our obligation to pay any interest make-whole payment, at our election, in cash, shares of our common stock or a combination thereof.

If we pay an interest make-whole payment in whole or in part in shares of our common stock, then the number of shares of common stock a holder will receive will be that number of shares that have a value equal to the amount of the interest make-whole payment to be paid to such holder in shares, divided by the product of the simple average of the daily VWAP (as defined below) of our common stock for the 10 trading days immediately preceding the conversion date multiplied by 92.5%.

“Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ‘‘ITEK <equity> AQR’’ (or any successor thereto if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the relevant securities exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day, determined, if practicable, using a volume-weighted average method, by a U.S. nationally recognized investment banking firm retained by us for this purpose). The daily VWAP will be determined without regard to afterhours trading or any other trading outside of the regular trading session trading hours.

Notwithstanding the foregoing, if in connection with any conversion the conversion rate is adjusted as described under “—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” then such holder will not receive the interest make-whole payment with respect to such note. None of the trustee, paying agent or conversion agent shall be responsible for determining or calculating the interest make-whole payment or the daily VWAP.

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our future subsidiaries, if any. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of September 30, 2014, we had total consolidated indebtedness of $6.3 million, all of which was secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise by the underwriters of their overallotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $20.0 million.

Limitation on Incurrence of Additional Indebtedness

For so long as any notes are outstanding, we will not, nor will we permit any of our subsidiaries to, directly or indirectly, incur any indebtedness (as defined below) other than permitted debt (as defined below).

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any indebtedness in the form of additional indebtedness with the same terms, the reclassification of preferred stock as indebtedness due to a change in accounting principles, and the payment of dividends on redeemable equity (as defined below) in the form of additional shares of the same class of redeemable equity will not be deemed to be an incurrence of indebtedness for purposes of this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of indebtedness, the U.S. dollar equivalent principal amount of indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred (or, in the case of revolving indebtedness, on the date such indebtedness was first committed); provided, that if any such indebtedness is incurred to refinance other indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing indebtedness does not exceed the principal amount of such indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of indebtedness that we or any of our subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The foregoing covenant will cease to apply upon the occurrence of a fundamental change described in clause (1) or (2) of the definition thereof or at such time as less than $5.0 million aggregate principal amount of the notes remain outstanding.

As used in this section, the following terms have the following meanings:

“Borrowing base facilities” means one or more debt facilities with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, letters of credit, bank guarantees and/or banker’s acceptances, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding our subsidiaries as additional borrowers or guarantors thereunder).

“Capital lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP (with the amount of any indebtedness in respect of a capital lease being the capitalized amount of the obligations under such capital lease determined in accordance with GAAP).

“Capital lease obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Credit facilities” means one or more (a) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit , (b) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances or (c) instruments or agreements evidencing any other indebtedness, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding our subsidiaries as additional borrowers or guarantors thereunder).

“GAAP” means generally accepted accounting principles in the United States as in effect on the date of the indenture.

“Indebtedness” means, as to any person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)	all direct or contingent obligations of such person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)	net obligations of such person under any swap contract (as defined below);
(d)	all obligations of such person to pay the deferred purchase price of property or services (other than trade accounts and accrued expenses payable in the ordinary course of business, obligations in respect of licenses and operating leases, payroll liabilities and deferred compensation and any purchase price adjustments, royalties, earn-out, milestone payment, contingent payment of a similar nature in connection with any acquisition or license or collaboration agreement);
(e)	indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements but excluding trade accounts and accrued expenses payable in the ordinary course of business and licenses and operating leases), whether or not such indebtedness shall have been assumed by such person or is limited in recourse;
(f)	all attributable indebtedness in respect of capital leases and synthetic lease obligations;
(g)	all obligations in respect of redeemable equity; and
(h)	all guarantees of such person in respect of any of the foregoing.

Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification 815—Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of indebtedness for any purpose under the indenture governing the notes as a result of accounting for any embedded derivatives created by the terms of such indebtedness.

“Permitted debt” means, without duplication, each of the following:

(a)	indebtedness in respect of the notes offered hereby, including notes, if any, issued pursuant to the exercise of the underwriters’ over-allotment option, and any guarantees thereof;
(b)

any indebtedness of ours issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge the notes; provided that (i) the aggregate principal amount (or accreted value if applicable) of such indebtedness does not exceed the aggregate principal amount of the notes so renewed, refunded, refinanced, replaced or discharged (plus all accrued and unpaid interest and premiums thereon and the amount of all fees and expenses, including defeasance costs, incurred in connection therewith) and (ii) the notes are renewed, refunded, refinanced, replaced or discharged substantially concurrently with receipt of the proceeds from such indebtedness;
(c)	hedging obligations (including obligations under swap contracts) entered into in the ordinary course of business by us or our subsidiaries to hedge or mitigate commercial risk;
(d)	intercompany indebtedness between us and any of our subsidiaries or between any of our subsidiaries;
(e)	indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f)	indebtedness in respect of letters of credit, bank guarantees, surety or performance bonds and similar instruments issued for our account or the account of any of our subsidiaries in order to provide security for (i) workers’ compensation claims, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance, payment obligations in connection with self-insurance or similar requirements, and (ii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature;
(g)	indebtedness arising from agreements of ours or any of our subsidiaries providing for the indemnification, adjustment of purchase price, earn-out, royalty, milestone or similar obligations, in each case assumed with the acquisition or disposition of any business;
(h)	additional indebtedness incurred by us or any of our subsidiaries in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;
(i)	indebtedness incurred by us or any of our subsidiaries consisting of the financing of insurance premiums in the ordinary course of business;
(j)	indebtedness incurred by us or any of our subsidiaries in the ordinary course of business arising from treasury, depository, over-draft and cash management services; provided that any such indebtedness shall be repaid in full within ten business days of the incurrence thereof;
(k)	any guarantees (including keep-wells and support agreements) by us or any of our subsidiaries of indebtedness of ours or our subsidiaries not otherwise prohibited under the indenture;
(l)	indebtedness incurred by us or any of our subsidiaries pursuant to either (i) one or more borrowing base facilities (as defined above) in an aggregate principal amount not to exceed $10.0 million at any one time outstanding; or (ii) one or more credit facilities (as defined above) in an aggregate principal amount not to exceed (x) $5.0 million at any one time outstanding or (y) $10.0 million at any one time outstanding if all payments due under the notes are secured on an equal and ratable basis with the obligations so secured by such credit facilities until such time as such obligations are no longer secured by a lien;
(m)	indebtedness of us or any of our subsidiaries in respect of purchase money indebtedness, capital lease obligations or mortgage financings in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;
(n)	subordinated indebtedness (as defined below) incurred by us or any of our subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;
(o)	to the extent constituting indebtedness, indebtedness representing any taxes, assessments or governmental charges to the extent such taxes are being contested in good faith and adequate reserves have been provided therefor in conformity with GAAP; and
(p)	indebtedness of a person existing at the time such person was acquired by us or became our subsidiary or assets were acquired from such person; provided that (i) such indebtedness was not incurred in connection with, or in contemplation of, such person becoming a subsidiary or the acquisition of such assets, (ii) neither we nor any of our subsidiaries other than the person (and its subsidiaries) or assets acquired has any liability or obligation with respect to such indebtedness, and (iii) the aggregate principal amount at any time outstanding of indebtedness under this clause (p) shall not exceed $2.5 million.

In the event that an item of indebtedness meets the criteria of more than one of the categories of permitted debt, we may, in our sole discretion, classify, reclassify or divide such item of indebtedness and will only be required to include the amount and type of such indebtedness in one of the above clauses.

“Redeemable equity” means any equity security of us or any of our subsidiaries that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including by the passage of time or the happening of an event), is required to be redeemed (other than solely for common stock and cash in lieu of fractional shares), is redeemable (other than solely for common stock and cash in lieu of fractional shares) at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for indebtedness of such person (with a scheduled maturity prior to the 91st day immediately following the scheduled maturity date of the notes), in each case, at the option of the holder thereof, in whole or in part, at any time prior to the 91st day immediately following the maturity date of the notes (other than upon the occurrence of a change of control or asset sale); provided, however, that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be redeemable equity. Redeemable equity will not include any common stock issued by us or our subsidiaries to our employees or directors that is subject to repurchase by us or our subsidiaries pursuant to the terms of any employment agreement, benefit plan or other arrangement. The aggregate principal amount of redeemable equity deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that we or our subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such redeemable equity or portion thereof, exclusive of accrued dividends.

“Subordinated indebtedness” means (a) any indebtedness of ours that is by its terms expressly subordinated in right of payment to the notes, and (b) any indebtedness of any of our subsidiaries that has fully and unconditionally guaranteed the payment of the principal of, and interest on, and the performance of our other obligations under the notes on an unsubordinated basis expressly guaranteed the payment and performance of our obligations under the notes provided such indebtedness is expressly subordinated in right of payment to such guarantee, in each case with a scheduled maturity after the 91st day immediately following the maturity date of the notes.

“Swap contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “master agreement”), including any such obligations or liabilities under any master agreement.

Limitation on Liens

For so long as any notes are outstanding, we will not, nor will we permit any of our subsidiaries to create, assume or suffer to exist any lien on any asset now owned or hereafter acquired by us or any of our subsidiaries, except for permitted liens.

The foregoing covenant will cease to apply upon the occurrence of a fundamental change described in clause (1) or (2) of the definition thereof or at such time as less than $5.0 million aggregate principal amount of the notes remain outstanding.

As used in this section, the following terms have the following meanings:

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, or any option or other agreement to sell or give a security interest in.

“Permitted exclusive license” means, with respect to any drug or pharmaceutical product, any license granted in connection with any collaboration or research and development arrangements or in connection with the manufacture, sale or distribution of such drug or product.

“Permitted liens” means:

(a)	(i) any liens on any or all of the following securing any borrowing base facility (and borrowings thereunder): (i) inventory, (ii) receivables and supporting obligations, chattel paper, documents and instruments relating thereto or in respect thereof, (iii) cash and cash equivalents located in the United States, including deposits accounts, (iv) and all payments and receivables in respect thereof or related thereto, (v) all books and records related to the foregoing, (vi) all other inventory and receivables related property customarily constituting collateral under an asset based credit facility, and (vii) all proceeds and products of the foregoing (collectively, “borrowing base assets”), and (ii) any liens on any or all of our and our subsidiaries’ assets securing any credit facilities (and borrowings thereunder) incurred under clause (l)(ii) of the definition of permitted debt.
(b)	liens on property (including equity interests) existing at the time of acquisition of the property and/or person by us or any of our subsidiaries (plus improvements and accessions to such property or proceeds or distributions thereof); provided that such liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;
(c)	liens to secure the performance of tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, contracts (other than for borrowed money), performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(d)	liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(e)	liens consisting of carriers’, warehousemen’s, landlord’s and mechanics’, suppliers’, materialmen’s, repairmen’s and similar liens not securing indebtedness or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;
(f)

liens on cash and cash equivalents securing letters of credit, bank guarantees, surety or performance bonds and similar instruments issued for our account or the account of any of our subsidiaries in order to provide security for (i) workers’ compensation claims, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance, payment obligations in connection with self-insurance or similar requirements, and (ii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature;
(g)	any state of facts an accurate survey would disclose, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;
(h)	(i) leases or non-exclusive licenses or sublicenses or subleases as licensor, lessor, sublicensor or sublessor of any of its property, including non-exclusive licenses of intellectual property, in the ordinary course of business, and (ii) permitted exclusive licenses;
(i)	liens on specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by us or any of our subsidiaries;
(j)	liens securing letters of credit constituting permitted debt;
(k)	judgment and attachment liens not giving rise to an event of default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;
(l)	any interest or title of a lessor or lessee, licensor or licensee or sublicensor or sublicensee under any lease, license or sublicense of our or any of our subsidiaries’ property, including intellectual property, as applicable;
(m)	liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of ours or any of our subsidiaries on deposit with or in possession of such bank;
(n)	any obligations or duties affecting any of the property of ours or any of our subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not impair the use of such property for the purposes for which it is held;
(o)	liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable;
(p)	restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;
(q)	options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships, minority investments and the like;
(r)	liens consisting of any law or governmental regulation or permit requiring us or any of our subsidiaries to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public lands or any river or stream or navigable waters;
(s)	any netting or set-off arrangements entered into by us or any of our subsidiaries in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of ours or any of our subsidiaries, including pursuant to any cash management agreement;

(t)	leases and subleases of real property which do not materially interfere with the ordinary conduct of our or any of our subsidiaries’ business and other liens incidental to the conduct of our or any of our subsidiaries’ business that do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of our or any of our subsidiaries’ business;
(u)	liens arising from UCC financing statement filings regarding operating leases entered into by us or any of our subsidiaries in the ordinary course of business or other precautionary UCC financing statement filings;
(v)	liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(w)	liens securing the notes and any guarantees of the notes;
(x)	liens securing purchase money indebtedness, capital lease obligations and mortgages permitted under clause (m) of the definition of permitted debt; provided that such liens do not at any time encumber any property other than the property financed thereby (together with any additions, accessions and improvements thereto and the proceeds thereof);
(y)	liens securing reasonable and customary fees for services, over-draft liabilities and liabilities in respect of treasury, depositary and cash management services in favor of banks, securities intermediaries and other depository institutions;
(z)	customary liens on insurance proceeds securing financed insurance premiums in the ordinary course of business;
(aa)	any liens securing hedging obligations (including obligations under swap contracts);
(bb)	liens existing on the date of the indenture governing the notes;
(cc)	liens arising under the indenture governing the notes, including those that are for the benefit of the trustee;
(dd)	liens securing Indebtedness permitted under clause (p) of the definition of permitted debt; provided that (i) such lien is not created in contemplation of or in connection with such acquisition (or such merger or consolidation), as the case may be, (ii) such lien shall not apply to any other property or assets of us or any of our subsidiaries (other than, in the case of any such merger or consolidation, the assets of any subsidiary without significant assets that was formed solely for the purpose of effecting such acquisition) and (iii) such lien shall secure only those obligations which it secures on the date of such acquisition (or is so merged or consolidated), as the case may be; and
(ee)	liens securing obligations in an aggregate amount not to exceed $500,000.

No Optional Redemption or Sinking Fund

We may not redeem the notes pursuant to the indenture prior to their maturity, though the indenture will not limit our ability to make open-market purchases or tender offers for the notes at any time. No sinking fund is provided for the notes, which means that we are not required to redeem or retire the notes periodically, and the notes will not be subject to defeasance.

Conversion Rights

General

Holders may convert all or any portion of their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date.

The conversion rate will initially be              shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of our common stock). Upon conversion of a note, we will deliver shares of our common stock, together with a cash payment in lieu of delivering any fractional share, as set forth below under “—Settlement upon Conversion            ,             ” and the interest make-whole payment, if applicable, as set forth above under “—Interest Make-Whole Payment.” We will satisfy our conversion obligation on the third business day immediately following the relevant conversion date. The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of the $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below and in “—Interest Make-Whole Payment” described above. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” Our delivery to you of the full number of shares, together with a cash payment for any fractional share, into which a note is convertible and the interest make-whole payment, if applicable, will be deemed to satisfy in full our obligation to pay:

■	the principal amount of the note; and
■	accrued and unpaid interest, if any, to, but excluding, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but excluding, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. However, notes surrendered for conversion during the period beginning after 5:00 p.m., New York City time, on any regular record date and ending at 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

■	for notes in respect of which an interest make-whole payment is payable upon conversion;
■	for notes surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date;
■	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the second business day immediately following the corresponding interest payment date; or
■	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, all record holders of notes on the regular record date immediately preceding the maturity date and any fundamental change repurchase date described in the second bullet in the preceding paragraph and any holders of notes in respect of which an interest make-whole payment is payable upon conversion will receive the full interest payment due on the maturity date or other corresponding interest payment date regardless of whether their notes have been converted or repurchased, as applicable, following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any such shares to be issued in a name other than such holder’s name, in which case such holder must pay that tax.

The “last reported sale price” of our common stock or any other security on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the relevant stock exchange (as defined below). If our common stock or such other security is not listed for trading on a relevant stock exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices per share for our common stock or such other security in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock or such other security is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices per share for our common stock or such other security on the relevant date received from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours. None of the Trustee, paying agent or conversion agent shall be responsible for monitoring the last reported sale price.

“Trading day” means a day on which (i) trading in our common stock (or any other security for which a last reported sale price must be determined) generally occurs on the relevant stock exchange or, if our common stock (or such other security) is not then listed on a relevant stock exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay certain specified taxes or duties, if any.

If you hold a certificated note, to convert you must:

■	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;
■	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;
■	if required, furnish appropriate endorsements and transfer documents;
■	if required, pay all transfer or similar taxes; and
■	if required, pay funds equal to the interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder must pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the fundamental change repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the fundamental change repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the second business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the conversion rate, together with a cash payment in lieu of delivering any fractional share of common stock issuable upon conversion based on the last reported sale price of our common stock on the relevant conversion date and, with respect to an interest make-whole payment satisfied in whole or in part with shares of common stock, based on the simple average of the daily VWAP of our common stock for the 10 trading days immediately preceding the conversion date. We will deliver the consideration due in respect of conversion, including the interest make-whole payment, if applicable, on the third business day immediately following the relevant conversion date.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date and the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on such conversion date.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer, in each case, that would result in an adjustment to the conversion rate pursuant to clause (1) or (5) below), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 =

the conversion rate in effect immediately prior to the close of business on the record date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as applicable;
OS0 =

the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as applicable; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such issuance;
CR1 =	the conversion rate in effect immediately after the close of business on such record date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;
X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so issued or if no such right, option or warrant is exercised prior to its expiration, the conversion rate shall be decreased to the conversion rate that would then be in effect if such record date for such issuance had not occurred.

For the purpose of this clause (2) in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price per share that is less than such average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire shares of our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

■	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;
■	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;
■	any dividends or distributions of reference property in exchange for our common stock in connection with any reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition described below under “—Recapitalization, Reclassification and Changes of our Common Stock”; and
■	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;
CR1 =	the conversion rate in effect immediately after the close of business on such record date;
SP0 =

the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the record date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our shares of capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our shares of capital stock or other securities that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;
CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;
FMV0 =

the average of the last reported sale prices of the shares or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off, or the valuation period; and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will be determined on the last trading day of the valuation period but will be given effect at the open of business on the ex-dividend date for such spin-off. Notwithstanding the foregoing, in respect of any conversion of notes during the valuation period, references in the preceding paragraph with respect to 10 consecutive trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, but excluding, the conversion date in determining the conversion rate. If such spin-off does not occur, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared, effective as of the date on which our board of directors or a committee thereof determines not to consummate such spin-off.

(4)	If we make any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
CR1 =	the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;
SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase to the conversion rate made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, other than an odd lot tender offer, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;
OS0 =	the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the time such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will be determined at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires but will be given effect at the open of business on the trading day next succeeding the date such tender or exchange offer expires. Notwithstanding the foregoing, in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references in the preceding paragraph with respect to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate.

If we or one of our subsidiaries are obligated to purchase our common stock pursuant to any such tender or exchange offer described in this clause (5) but we or such subsidiary are permanently prevented by applicable law from effecting all or any such purchases or all or any portion of such purchases are rescinded, the conversion rate will be readjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split or share combination or the reversal of an increase to the conversion rate where the relevant event did not occur, as expressly specified in the indenture).

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market

As used in this section, “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable and “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain Material U.S. Federal Income Tax Consequences For U.S. and Non-U.S. Holders of Notes.”

Upon consummation of this offering of notes, we will not have a shareholder rights plan. If we have a rights plan in effect upon conversion of the notes into shares of our common stock, you will receive, in addition to any shares of our common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of our common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as stated herein, the conversion rate will not be adjusted:

■	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;
■	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;
■	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet;
■	the repurchase of any shares of our common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the kind described under clause (5) above;
■	solely for a change in the par value (or lack of par value) of our common stock; or
■	for accrued and unpaid interest, if any.

We will not adjust the conversion rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment to the conversion rate that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made (i) in connection with any subsequent adjustment to the conversion rate of at least 1% and (ii) on the conversion date for any notes. Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

The trustee and any conversion agent shall not at any time be under any duty or responsibility to any holder to determine whether any facts exist which may require any adjustment of the conversion rate, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, in the indenture or in any supplemental indenture provided to be employed, in making the same, or whether a supplemental indenture need be entered into. Neither the trustee nor any conversion agent shall be accountable with respect to the validity or value (or the kind or amount) of any common stock, which may at any time be delivered upon the conversion of any notes; and it or they do not make any representation with respect thereto. Neither the trustee nor any conversion agent shall be responsible for any failure of ours to deliver any shares of common stock and cash payment in lieu of delivering any fractional share upon the surrender of any note for the purpose of conversion; and the trustee and any conversion agent shall not be responsible for any failure of ours to comply with any of our covenants related to such conversion.

Whenever the conversion rate is adjusted as herein provided, we shall promptly file with the trustee and any conversion agent (if other than the trustee) an officer’s certificate setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the trustee shall have received such officer’s certificate, the trustee shall not be deemed to have knowledge of any adjustment of the conversion rate and may assume that the last conversion rate of which it has actual knowledge is still in effect. Promptly after delivery of such certificate, we shall prepare a notice of such adjustment of the conversion rate setting forth the adjusted conversion rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the conversion rate to the holder of each note at his or her last address appearing on the register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

■	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),
■	any consolidation, merger or combination involving us,
■	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or
■	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (each, a “specified corporate event”), then we or the successor or acquiring corporation, as the case may be, will execute with the trustee a supplemental indenture providing that, at and after the effective time of the specified corporate event, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such specified corporate event would have owned or been entitled to receive (the “reference property”) upon the occurrence of such specified corporate event, together with any applicable interest make-whole payment, and we or the successor purchasing person, as the case may be, shall execute with the trustee a supplemental indenture providing for such change in the right to convert each $1,000 principal amount of notes. If the specified corporate event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders receive only cash in such specified corporate event, then for all conversions that occur after the effective date of such specified corporate event (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of our common stock in such specified corporate event, together with any applicable interest make-whole payment, which shall be payable solely in cash, and (ii) we will satisfy our conversion obligation and any interest make-whole payment by paying such cash amount to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing of the weighted average as soon as practicable after such determination is made. The supplemental indenture will also provide for (x) anti-dilution adjustments that are as nearly equivalent as practicable to the adjustments described under “—Conversion Rate Adjustments” above, with respect to any reference property consisting of shares of common equity, and (y) with respect to any other reference property, such adjustments (if any) that our board of directors determines in good faith are appropriate. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as we reasonably consider necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify in writing the holders of the notes, the trustee and the conversion agent (if other than the trustee).

We will agree in the indenture not to become a party to any such specified corporate event unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices and, if applicable, the period for determining the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments (to the extent no corresponding adjustment is otherwise made pursuant to the provisions described under “—Conversion Rate Adjustments” above) to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date or record date, as applicable, of the event occurs, at any time during the period when the last reported sale prices or stock prices are to be calculated.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

If, prior to the maturity date of the notes, the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of our common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the relevant notice of conversion for such notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the second business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will deliver shares of our common stock, including the additional shares, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-

whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. We will notify holders of the effective date of any make-whole fundamental change no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective, or the effective date, and the price paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change, or the stock price. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. In the case of any other make-whole fundamental change (regardless of whether such transaction also constitutes a fundamental change pursuant to one or more other clauses of the definition thereof), the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The amounts by which the conversion rate will be increased as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the amount, if any, by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

February , 2015

February 15, 2016

February 15, 2017

February 15, 2018

February 15, 2019

February 15, 2020

The exact stock prices and effective dates may not be set forth in the table above, in which case:

■	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the amount by which the conversion rate will be increased will be determined by a straight-line interpolation between the amount of the conversion rate increase set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.
■	If the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased.

■	If the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed             shares of our common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

For the avoidance of doubt, if you convert your notes prior to the effective date of a make-whole fundamental change, then, whether or not the make-whole fundamental change occurs, you will not be entitled to an increased conversion rate in connection with such transaction.

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs or becomes effective at any time prior to the maturity date, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) other than as described in clause (2) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision, combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger involving us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3) our stockholders or, if no stockholder approval is necessary, our board of directors approves any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Capital Market or The NASDAQ Global Market (or any of their respective successors) (any such exchange, a “permitted exchange”).

A transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any permitted exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights (subject to the provisions set forth above under “—Conversion Rights—Settlement Upon Conversion”).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period, references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

■	the events causing a fundamental change;
■	the effective date of the fundamental change;
■	the last date on which a holder may exercise the repurchase right;
■	the fundamental change repurchase price;
■	the fundamental change repurchase date;
■	the name and address of the paying agent and the conversion agent, if applicable;
■	if applicable, the conversion rate and any adjustments to the conversion rate;
■	that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and
■	the procedures that holders must follow to require us to repurchase their notes.

To exercise the fundamental change repurchase right, you must deliver, prior to the close of business on the second business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

■	if certificated, the certificate numbers of your notes to be delivered for repurchase;
■	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and
■	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

■	the principal amount of the withdrawn notes, which must be $1,000 aggregate principal amount or an integral multiple thereof;
■	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and
■	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 aggregate principal amount or an integral multiple thereof.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date, subject to postponement to comply with applicable law. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

■	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and
■	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and, if the fundamental change repurchase date falls after a regular record date but on or prior to the related interest payment date, the right of the holder of record on such regular record date to receive the related interest payment).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

■	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;
■	file a Schedule TO or any other required schedule under the Exchange Act; and
■	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased by us on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

We will not be required to purchase, or to make an offer to purchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to our obligations to purchase the notes upon a fundamental change, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board, unless such change is in connection with a fundamental change or make-whole fundamental change as described herein.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes and Our Common Stock—Servicing our debt requires a significant amount of cash. We may not have sufficient cash flow from our business to make payments on our debt, and we may not have the ability to repay the principal amount of the notes at maturity or to raise the funds necessary to settle conversions of the notes or repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our properties and assets in one transaction or series of related transactions, to another person unless:

■	the resulting, surviving or transferee person (if other than us) shall be a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

■	the corporation formed by or surviving any such consolidation or merger (if other than us) or the corporation to which the sale, conveyance, assignment, transfer, lease or other disposition shall have been made assumes all our obligations under the notes and the indenture pursuant to a supplemental indenture;
■	immediately after giving effect to such transaction, no default shall have occurred and be continuing;
■	the trustee shall have received an officer’s certificate and an opinion of counsel providing that the transaction and such supplemental indenture comply with this covenant and all conditions precedent to the transactions provided for in the indenture have been satisfied.

In the case of any such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition, such successor corporation shall succeed to and be substituted for us and may exercise every right and power of ours under the notes and the indenture, and thereupon we shall be relieved of all obligations and covenants under the notes and the indenture (except in the case of any such lease).

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right, including the payment or delivery of any interest make-whole payment, and such failure continues for a period of five business days;

(4) our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”, notice of a make-whole fundamental change as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” in each case when due;

(5) our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our significant subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $5.0 million (or the foreign currency equivalent thereof) in the aggregate of ours and/or of any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the notes then outstanding has been received;

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries; or

(9) a final judgment or judgments for the payment of $5.0 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our significant subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

A “significant subsidiary” is a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC; provided that, in the case of a subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall not be deemed to be a significant subsidiary unless the subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $5.0 million.

If an event of default with respect to the outstanding notes (other than an event of default with respect to us described in clause (8) above) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes by notice to us, may declare 100% of the principal amount of and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In the case of any event of default with respect to us described in clause (8) above, the principal amount of and accrued and unpaid interest, if any, on the notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default under the indenture relating to our failure to comply with our obligations as set forth under “—Reports” below and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will (i) for the first 90 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during such 90-day period on which such an event of default is continuing and (ii) for the period from, and including, the 91st day after the occurrence of such an event of default to, and including, the 180th day after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of the notes outstanding for each day during such additional 90-day period on which such an event of default is continuing. In no event will the additional interest described in this paragraph accrue at a rate in excess of 0.50% per annum, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default under the indenture in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent (if other than the trustee) in an officer’s certificate of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on any note upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in aggregate principal amount of the outstanding notes by notice to the trustee may waive an existing default and its consequences (except with respect to nonpayment of the principal of and accrued and unpaid interest, if any, on the notes; with respect to our failure to repurchase the notes when required under the indenture; with respect to a default in respect of certain provisions that under the indenture cannot be amended without the consent of each affected holder; and with respect to the failure to deliver the consideration due upon conversion). At any time after the principal of the notes shall have been declared due and payable (or have become immediately due and payable) and before any judgment or decree for the payment of moneys due shall have been obtained or entered as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes by written notice to us and the trustee, may rescind and annul any such acceleration with respect to the notes and its consequences if (i) we have paid or deposited with the trustee a sum sufficient to pay all matured installments of interest upon the notes and the principal of any and all notes that shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate per annum expressed in the notes to the date of such payment or deposit) and the amount payable to the trustee under the compensation and indemnification provisions of the indenture, and (ii) any and all events of default under the indenture with respect to the notes, other than the nonpayment of the principal of and interest on the notes that shall not have become due by their terms, shall have been remedied or waived as described above.

Each holder shall have the right to receive payment or delivery, as the case may be, of the principal (including the fundamental change repurchase price, if applicable) of and accrued and unpaid interest, if any, on the notes held by such holder and the consideration due upon conversion of its notes, on or after their respective due dates expressed or provided for in the indenture, or to bring suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee indemnity or security satisfactory to it against all losses and expenses. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an event of default with respect to the notes is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;

(3) such holders have offered the trustee indemnity or security satisfactory to it against all loss and expenses;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such indemnity or security; and

(5) the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

Subject to the trustee’s right to request indemnity or security from the relevant holders as described above, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee under the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

Prior to taking any action under the indenture at our instruction, the trustee will be entitled to indemnification by us satisfactory to it against all losses and expenses caused by taking or not taking such action.

The indenture provides that in the event an event of default has occurred and is continuing with respect to the notes, the trustee shall exercise the rights and powers vested in it by the indenture and use the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The indenture provides that if a default with respect to the notes occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must send to each holder of the notes notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note (including default in the payment of the fundamental change repurchase price) or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officer’s certificate indicating whether the signer thereof knows of any default that occurred during such previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event of default and any event which with the giving of notice or the lapse of time would become an event of default, its status and what action we are taking or proposing to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may:

(1)	reduce the consideration due upon conversion of the notes;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or change the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes other than as required by the indenture;

(5)	reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in a currency other than that stated in the note;

(7)	change the ranking of the notes;

(8)	impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture and the notes in accordance with the provisions of the indenture described above under “—Consolidation, Merger and Sale of Assets;”

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not adversely affect the rights of any holder;

(7)	conform the provisions of the indenture to the “Description of Notes” section in this preliminary prospectus as supplemented or amended by the related pricing term sheet, as evidenced by an officer’s certificate;

(8)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(9)	increase the conversion rate as provided in the indenture;

(10)	provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(11)	provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

(12)	in connection with any specified corporate event (as defined under “Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above), provide that the notes are convertible into reference property, subject to the provisions described under “Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly contemplated by the indenture.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture or the notes becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture and the notes by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after all outstanding notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash or, solely to satisfy outstanding conversions, cash and/or shares of our common stock sufficient to pay all of the outstanding notes or satisfy all outstanding conversions, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture. The notes will not be subject to defeasance.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. Upon written request, we will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding, for the avoidance of doubt, any such documents or reports (or portions thereof) that are subject to confidential treatment and any correspondence with the SEC) must be delivered or filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be delivered and filed with the trustee as of the time such documents are filed via EDGAR (or any successor thereto); provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR (or its successor).

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under this indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates).

Trustee

Wilmington Trust, National Association is the initial trustee, registrar, paying agent, and conversion agent, in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, or the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

■	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and
■	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

■	a limited purpose trust company organized under the laws of the State of New York;
■	a “banking organization” within the meaning of the New York State Banking Law;
■	a member of the Federal Reserve System;
■	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
■	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

■	will not be entitled to have notes represented by the global note registered in their names;
■	will not receive or be entitled to receive physical, certificated notes; and
■	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to notices or the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same- day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered (i) to each person that DTC identifies as a beneficial owner of the related notes only if (a) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days; or (b) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (ii) if an event of default with respect to the notes has occurred and is continuing, to each beneficial owner who requests that its beneficial interests in the notes be exchanged for notes in physical, certificated form.

EXHIBIT UU

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. AND NON-U.S. HOLDERS OF NOTES

The following discussion is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock issuable upon conversion of the notes, but does not purport to be a complete analysis of all potential U.S. federal income tax aspects and does not address the effects of any state, local, alternative minimum, estate, gift or non-U.S. tax laws. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect and to differing interpretations, and all of which could result in U.S. federal income tax considerations different from those described below. No rulings from the Internal Revenue Service, or the IRS, have been or are expected to be sought with respect to the matters discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes and the common stock issuable upon conversion of the notes or that any such position would not be sustained.

This discussion does not address any specific U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular facts or circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

■	a dealer in securities;
■	a financial institution;
■	a regulated investment company;
■	a real estate investment trust;
■	a tax-exempt organization;
■	an insurance company;
■	a person holding the notes as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell notes or common stock under the constructive sale provisions of the Code;
■	a trader in securities that has elected the mark-to-market method of accounting for securities;
■	an entity that is treated as a partnership for U.S. federal income tax purposes;
■	a person who is an investor in a pass-through entity;
■	a U.S. person whose “functional currency” is not the U.S. dollar;
■	a “controlled foreign corporation”;
■	a “passive foreign investment company”; or
■	a U.S. expatriate.

In addition, this discussion is limited to persons who purchase the notes for cash at original issue and at their “issue price” (the first price at which a substantial amount of the notes are sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note or a share of common stock received upon conversion of the note that is:

■	an individual citizen of the United States or a resident of the United States for U.S. federal income tax purposes;

■	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
■	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
■	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a note or share of common stock received upon conversion of the note that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in either case is not subject to U.S. federal income tax on a net-income basis on income or gain from a note or share of common stock.

If a partnership holds the notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding the notes or shares of common stock should consult its own tax advisors.

Prospective investors considering the purchase of notes should consult their own tax advisors concerning the particular U.S. federal income tax consequences to them of the ownership of the notes or shares of common stock in light of their specific situation, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations applicable to a U.S. holder.

Payment of Interest. Payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

This discussion assumes that the notes will be issued with less than a de minimis amount of original issue discount. If, however, the notes’ principal amount exceeds the issue price by at least a de minimis amount, as determined under applicable Treasury regulations, a U.S. holder will be required to include such excess of principal amount over issue price in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Additional Interest. As described under the heading “Description of Notes—Events of Default,” we may be required to pay additional interest on the notes in certain circumstances. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the anticipated remote possibility of such additional payments. Assuming such position is respected, any additional interest paid to a U.S. holder would be taxable as additional ordinary income when received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. However, the IRS may take a position contrary to our position, which could materially and adversely affect the timing and character of income with respect to the notes.

Sale, Exchange, or Other Taxable Disposition of Notes. Except as provided below under “—Conversion of Notes into Common Stock,” a U.S. holder will generally recognize gain or loss upon the sale, exchange, or other taxable disposition of a note equal to the difference between the amount realized upon the sale, exchange, or other taxable disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder) and the U.S. holder’s adjusted U.S. federal income tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be its cost for that note. Any such gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Conversion of Notes into Common Stock. Although it is not free from doubt, we intend to take the position that any cash or common stock received with respect to the interest make-whole payment should be treated as part of the consideration received in the conversion. Alternatively, the receipt of cash or common stock received with respect to the interest make-whole payment could be treated as a payment of interest under the rules discussed above under “—Payments of Stated Interest.” The remainder of this discussion assumes that the interest make-whole payment (whether in cash or common stock) is treated as part of the consideration received in the conversion. In addition, we do not intend to treat the notes as subject to the non-contingent bond method under Treasury Regulation 1.1275-4(b) as a result of the interest make-whole payment feature, although there can be no assurance the Internal Revenue Service will agree with this position. If the non-contingent bond method were to apply to the notes, then you would be required, regardless of your method of accounting, to include original issue discount in income using the non-contingent bond method. We strongly encourage you to consult with your tax advisor concerning the potential tax treatment of such an interest make-whole payment. A U.S. holder who receives solely stock and cash in lieu of a fractional share of common stock upon conversion will generally not recognize any gain or loss, except to the extent of cash received in lieu of a fractional share and except to the extent of the fair market value of common stock received with respect to accrued interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder.

A U.S. holder’s tax basis in the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which common stock will equal its fair market value) will equal the tax basis in the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share). A U.S. holder’s holding period for shares of common stock will include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share. Any gain recognized on conversion will generally be capital gain and will be long-term capital gain if, at the time of the conversion, the note has been held for more than one year.

Constructive Distribution. The conversion rate of the notes will be adjusted in certain circumstances, including upon the payment of certain cash dividends. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. Certain adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the beneficial owners of the notes, however, will generally not be considered to result in a deemed distribution. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, upon the payments of cash dividends to holders of common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder may be deemed to have received a distribution even though it has not received any cash or property because of such adjustments. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a U.S. holder’s proportionate interest could be treated as a deemed taxable dividend. Other increases in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a make-whole fundamental change) may, depending on the circumstances, be a deemed distribution. Any deemed distribution would be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends paid to non-corporate beneficial owners. It is also not clear whether corporate beneficial owners would be entitled to claim the dividends-received deduction with respect to any such constructive dividends.

Common Stock. Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits. However, for individual U.S. holders, such dividends currently are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. For corporate U.S. holders, dividends received may be eligible for the dividends-received deduction, subject to applicable limitations.

Upon the sale or exchange or other taxable disposition of our common stock (including certain redemptions), a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. The deductibility of capital losses is subject to certain limits under the Code.

Unearned Income Medicare Contribution Tax. Certain U.S. holders who are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, interest and dividends and capital gains from the sale, exchange, redemption, retirement or other taxable disposition of notes and our common stock.

Information Reporting and Backup Withholding. Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale of a note unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status, or fails to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to IRS.

Non-U.S. Holders

The following is a summary of the U.S. federal income tax considerations applicable to a non-U.S. holder (as defined above) of notes or shares of common stock.

Payments of Interest. The gross amount of payments to a non-U.S. holder of interest that does not qualify for the portfolio interest exemption and that is not effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (or, if required by an applicable income tax treaty, is not attributable to a permanent establishment of such non-U.S. holder in the United States) (“U.S. Trade or Business Income”) will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax. The 30% U.S. federal withholding tax will not apply to any payment to a non-U.S. holder of interest on a note under the “portfolio interest exemption” provided the non-U.S. holder:

■	does not actually (or constructively) own 10% or more of the total combined voting power of all of our stock entitled to vote;
■	is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and
■	either (1) provides the non-U.S. holder’s name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form), and certifies under penalties of perjury that it is not a U.S. person or (2) owns through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, under penalties of perjury, that such a form has been received from the non-U.S. holder by it or by a financial institution between it and the non-U.S. holder.

If a non-U.S. holder is engaged in a trade or business in the United States and interest paid on the note constitutes U.S. Trade or Business Income, such interest will be taxed on a net basis at regular graduated U.S. income tax rates rather than the 30% gross rate. In the case of a non-U.S. holder that is a corporation, such U.S. Trade or Business Income may also be subject to the branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

To claim the benefit of a tax treaty exemption from or reduction in withholding, or to claim exemption from withholding because the income is U.S. Trade or Business Income, a non-U.S. holder must provide a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable or successor forms as the IRS designates), as applicable. The non-U.S. holder must provide the form to its withholding agent. These forms must be periodically updated. A non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Dividends and Constructive Dividends. Any dividends paid to a non-U.S. holder with respect to shares of our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, for cash dividends paid to holders of our common stock, see “—U.S. Holders—Constructive Distribution” above) will be subject to withholding tax at a 30% rate (or lower applicable treaty rate). Because any constructive dividend a non-U.S. holder is deemed to receive would not give rise to any cash from which any applicable withholding tax could be satisfied, it is possible that this tax would be withheld from any amount owed to the non-U.S. holder, including, but not limited to, interest payments, cash or shares of common stock otherwise due on conversion, dividends or sales proceeds subsequently paid or credited to the non-U.S. holder. Dividends and constructive dividends that constitute U.S. Trade or Business Income are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S . federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty or to claim an exemption from withholding because the income is U.S. Trade or Business

Income is required to satisfy applicable certification and other requirements and must provide a properly executed IRS Form W-8BEN, W-8BEN-E (or other applicable or successor form as the IRS designates). Non-U.S. holders eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition of Notes or Shares of Common Stock. A non- U.S. holder will recognize gain on the sale, exchange, or other taxable disposition of notes or shares of common stock. Nevertheless, such gain generally will not be subject to U.S. federal income tax unless:

■	such gain is U.S. Trade or Business Income;
■	in the case of any gain realized by an individual non-U.S. holder, such non-U.S. holder is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement, conversion, or other disposition and certain other conditions are met; or
■	we are or have been a “United States real property holding corporation” for U. S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period and the five-year period ending on the date of such sale, exchange, retirement, conversion or other disposition.

An individual non-U.S. holder described in the first bullet point above will be subject to tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U. S. federal income tax rates. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, exchange or other taxable disposition, which may be offset by U.S. source capital losses, even though such non-U.S. holder is not considered a resident of the United States. A corporate non-U.S. holder that falls under the first bullet point above will be subject to tax on any net gain in the same manner as if such non-U.S. holder was a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of such non-U.S. holder’s U.S. Trade or Business Income or such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not, and do not anticipate becoming, a “United States real property holding corporation” for United States federal income tax purposes.

Any stock that a non-U.S. holder receives on the sale, exchange or other disposition of a note that is attributable to accrued interest will not give rise to gain, as described above, but will instead generally be subject to U. S. federal income tax in accordance with the rules for taxation of interest described above under “—Payments of Interest.”

Conversion of the Notes. A non-U.S. holder who receives solely stock and cash in lieu of a fractional share of common stock upon conversion will generally not recognize any gain or loss, except to the extent of cash received in lieu of a fractional share and except to the extent of the fair market value of common stock received with respect to accrued interest. Amounts received in lieu of a fractional share will be treated as a taxable disposition of the fractional share and taxed as described above under “—Sale, Exchange or Other Taxable Disposition of Notes or Shares of Common Stock.” Amounts received attributable to accrued interest will be taxed as described above under “—Payments of Interest.”

Information Reporting and Backup Withholding. The amount of interest and dividends paid (including dividends deemed paid) and the amount of tax, if any, withheld with respect to those payments will be reported to the non-U.S. holder and the IRS. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides, under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends, provided that the withholding agent does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person, as defined under the Code, and has received the statement described above in the third bullet point under “—Payments of Interest.” In addition, information returns will not be filed with the IRS in connection with the payment of proceeds from a sale or other disposition of the notes or the shares of our common stock unless paid within the United States or through certain U.S.-related payors and, unless the withholding agent has not received the statement described above in the third bullet point under “—Payments of Interest,” a non-U.S. holder may also be subject to U.S. backup withholding on such proceeds.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Withholding on Foreign Accounts. Legislation known as the Foreign Account Tax Compliance Act and guidance issued thereunder, or FATCA, imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities (including financial intermediaries). FATCA imposes a 30% withholding tax on certain payments of interest, dividends, or gross proceeds from the sale or other disposition of common stock or notes paid to a foreign financial institution or to certain non-financial foreign entities unless certain certification, information reporting and other specified requirements are met or an exemption applies. FATCA withholding is currently in effect with respect to payments of interest on the notes and payments of dividends on the common stock. Under transition rules, any obligation to withhold under FATCA will not begin with respect to the gross proceeds of a sale or other disposition of the notes or common stock, until January 1, 2017. Prospective investors should consult their tax advisors regarding FATCA.

EXHIBIT VV

Underwriters	Principal Amount of Notes
Nomura Securities International, Inc.	$
Cowen and Company, LLC	$
Piper Jaffray & Co.	$
Canaccord Genuity Inc.	$

Total		$20,000,000

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EXHIBIT WW

Overallotment Option to Purchase Additional Notes

We have granted to the underwriters an option to purchase up to an additional $3.0 million in aggregate principal amount of the notes to cover overallotments, less the underwriting discount, in this offering of notes. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of the notes offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional notes from us in approximately the same proportion as shown in the table above.

WW-1